EXCHANGE OFFERS AND
CONSENT SOLICITATIONS STATEMENT

                   EXCHANGE OFFERS AND CONSENT SOLICITATIONS
                     in respect of any and all Outstanding

                       13 1/4% SENIOR EURO NOTES DUE 2009
                      13 1/4% SENIOR DOLLAR NOTES DUE 2009
                                   ISSUED BY
                          CARRIER1 INTERNATIONAL S.A.

THE OFFERS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY,
FEBRUARY 1, 2002, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.

    Carrier1 International S.A., a SOCIETE ANONYME incorporated under the laws of the Grand Duchy of Luxembourg ("Carrier1"), hereby offers (such offers, the "Offers" and each, an "Offer") to purchase for cash and common shares of Carrier1 ("Shares"), upon the terms and subject to the conditions of such Offers, any and all of Carrier1's outstanding 13 1/4% Senior Euro Notes due 2009 (the "Euro Notes") and 13 1/4% Senior Dollar Notes due 2009 (the "Dollar Notes" and, together with the Euro Notes, the "Notes") from each holder thereof (each, a "Holder" and, collectively, the "Holders").

    As part of the Offers, Carrier1 hereby solicits consents (the "Consents") of Holders of the Notes to certain proposed amendments (the "Proposed Amendments") to two Indentures, each dated as of February 19, 1999 (the "Indentures" and each, an "Indenture"), between Carrier1 and JPMorgan Chase Bank (the "Trustee"), pursuant to which the Notes were issued. The Proposed Amendments would, among other things, eliminate substantially all of the restrictive covenants contained in the Indentures.

    The consideration for Notes tendered (the "Purchase Price") pursuant to the Offers shall be:

    - with respect to the Euro Notes, E182.50 and the Designated Euro Amount (as defined hereinafter) of Shares per E1,000 principal amount of Euro Notes; and

    - with respect to the Dollar Notes, US$182.50 and the Designated Dollar Amount (as defined hereinafter) of Shares per US$1,000 principal amount of Dollar Notes.

    In addition, tendering Holders whose Notes are accepted for purchase will receive accrued and unpaid interest on such Notes through December 5, 2001 in cash.

    The "Designated Euro Amount" equals the result, rounded to the nearest whole number, of "A" multiplied by the FX Rate, where "A" equals:

                B
             -------
             (1-.40)      - B
------------------------------------------------
         (160,000 + (85,000 X FX Rate))

and "B" equals the amount of Shares outstanding as of the business day preceding the Expiration Date, as such amount is reported to Carrier1 by its share registrar or equivalent. The "FX Rate" means the average of the spot euro to U.S. dollar exchange rates in effect on each of the five trading days preceding the Expiration Date. Such rates will be the closing spot rates compiled by JP Morgan FX Research department as quoted in The Wall Street Journal Europe, or, if unavailable, the closing spot rates reasonably determined by Carrier1. For example, such closing spot rate on December 20, 2001 was 0.897.

    The "Designated Dollar Amount" equals "A" (as defined above), rounded to the nearest whole number.

    Assuming that Carrier1's registrar or its equivalent reports that there are 42,883,039 Shares outstanding on the business day preceding the Expiration Date and assuming an FX Rate of 0.909918 (the rate used in Carrier1's September 30, 2001 pro forma financial statements below), if 100% of the Notes are tendered and accepted for purchase, then (i) the Designated Dollar Amount will be 120 and the Designated Euro Amount will be 110 and (ii) Carrier1 will issue 28,550,000 Shares pursuant to the Offers and there will be 71,433,039 Shares issued and outstanding after consummation of the Offers.

    ACCEPTING THE OFFERS AND INVESTING IN THE SHARES INVOLVES RISKS. HOLDERS SHOULD CAREFULLY READ THIS STATEMENT (AS DEFINED HEREIN), INCLUDING THE SECTION ENTITLED "RISK FACTORS" COMMENCING ON PAGE 13, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS STATEMENT.

    THE SHARES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE BEING OFFERED IN THE UNITED STATES IN RELIANCE ON SECTION 3(a)(9) OF THE SECURITIES ACT.

                           --------------------------

    January 4, 2002

    By tendering its Notes, each Holder who tenders Notes pursuant to the Offers agrees that it will not (i) offer, sell dispose of, charge, pledge or otherwise transfer, directly or indirectly, any option or other right over or otherwise transfer ("Transfer") any Shares issued pursuant to the Offers until the 90th day following the Payment Date (as defined hereinafter), (ii) Transfer more than one-third of such Shares held by such Holder on the Payment Date until the 180th day following the Payment Date or (iii) Transfer more than two-thirds of such Shares held by such Holder on the Payment Date until the 270th day following the Payment Date; provided that any such Holder may transfer Shares in connection with or after (x) the acquisition of Control (as defined hereinafter) of Carrier1 by a person or group of persons acting in concert or (y) the merger or consolidation of Carrier1 with or into any person; provided further that this restriction shall not apply to any Shares held by Holders other than those acquired pursuant to the Offers. In addition, pursuant to a requirement of the Neuer Markt, by tendering Notes, each Holder who tenders Notes agrees not to Transfer any Shares issued pursuant to the Offers until such Shares are listed on the Neuer Markt. Shares issued pursuant to the Offers will have a separate, restricted security identification number until such Shares are listed on the Neuer Markt. Carrier1 intends to arrange for the Shares issued pursuant to the Offers to be listed on the Neuer Markt by the 90th day following the Payment Date (as defined hereinafter). See "Transfer Restrictions Applying to the Shares".

    HOLDERS WHO VALIDLY TENDER NOTES PURSUANT TO THE OFFERS WILL BE DEEMED TO HAVE DELIVERED THEIR CONSENTS WITH RESPECT TO SUCH NOTES (AND MAY NOT TENDER NOTES IN THE OFFERS WITHOUT BEING DEEMED TO HAVE DELIVERED CONSENTS), EXCEPT FOR NOTES DELIVERED AFTER THE EXPIRATION DATE PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE. HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THEIR NOTES IN THE OFFERS.

    In the case of each Indenture, the Proposed Amendments require the Consents of the Holders of not less than a majority in aggregate principal amount of the Notes outstanding under such Indenture, excluding for such purposes any Notes owned by Carrier1 or any of its affiliates (the "Requisite Consents").

    If the Proposed Amendments become operative and the Offers are consummated, Notes that are not tendered or, if tendered, not accepted for purchase pursuant to the Offers, will remain outstanding, but will be subject to the terms of the applicable Indenture as modified by the applicable Supplemental Indenture (as defined hereinafter) as described under "The Offers--Proposed Amendments". Adoption of the Proposed Amendments will have adverse consequences for Holders whose Notes are not tendered or, if tendered, not accepted pursuant to the Offers. Holders of such outstanding Notes will no longer be entitled to the benefit of substantially all of the restrictive covenants and other important provisions presently contained in the applicable Indenture. In addition, the trading market for any Notes not validly tendered and accepted pursuant to the Offers is likely to be significantly more limited in the future if the Offers are consummated. See "Risk Factors--Risk Factors Relating to the Offers".

    Each of the Offers is made upon the terms and subject to the conditions set forth in this Exchange Offers and Consent Solicitations Statement (as it may be amended from time to time, and together with the documents incorporated by reference, this "Statement") and in the accompanying Consent and Letter of Transmittal.

    Each of the Offers is subject to the satisfaction of certain conditions, including the valid tender of not less than a majority in aggregate principal amount of each of the Euro Notes and Dollar Notes outstanding on the Expiration Date (the "Minimum Tender Condition"), the execution of the Supplemental Indentures (as defined hereinafter) providing for the Proposed Amendments (the "Supplemental Indenture Condition"), entry into an undertaking by Carrier One LLC (the "Deed") wherein Carrier One LLC undertakes certain obligations with respect to its Shares (the "Deed Condition") and a change in the composition of the Board of Directors of Carrier1 (the "Board") such that on the Payment Date there are three or fewer directors on the Board who are not Independent Directors (as defined hereinafter) (the "Independent Director Condition"). See "The Offers--Conditions to the Offers" and "Certain Information Concerning Carrier1--The Board".

    CERTAIN HOLDERS (COLLECTIVELY, THE "AGREED HOLDERS") HAVE AGREED PURSUANT TO ONE OR MORE TENDER AND CONSENT AGREEMENTS (TOGETHER, THE "TENDER AND CONSENT AGREEMENT") TO TENDER (AND NOT WITHDRAW) CERTAIN NOTES THAT TOGETHER CONSTITUTE MORE THAN 50% OF THE PRINCIPAL AMOUNT OF THE EURO NOTES OUTSTANDING AND MORE THAN 50% OF THE PRINCIPAL AMOUNT OF THE DOLLAR NOTES OUTSTANDING, AND THEREBY TO DELIVER (AND NOT REVOKE) THEIR CONSENTS TO THE PROPOSED AMENDMENTS WITH RESPECT TO SUCH NOTES AS PROMPTLY AS PRACTICABLE, BUT IN NO EVENT LATER THAN FIVE BUSINESS DAYS FOLLOWING THE DATE OF THIS STATEMENT. THE TENDER AND CONSENT AGREEMENT MAY BE TERMINATED BY CARRIER1 OR THE AGREED HOLDERS IF THE OFFERS ARE NOT CONSUMMATED ON OR PRIOR TO MARCH 31, 2002. IN THE EVENT OF SUCH TERMINATION, THE AGREED HOLDERS WILL NO LONGER BE OBLIGATED TO TENDER (AND NOT WITHDRAW) SUCH NOTES OR TO DELIVER (AND NOT REVOKE) THEIR CONSENTS IN RESPECT OF SUCH NOTES. AS A RESULT OF THE TENDER AND CONSENT AGREEMENT, CARRIER1 BELIEVES THAT, SUBJECT TO THE CONDITIONS OF THE OFFERS AND THE REQUIREMENTS OF THE INDENTURES FOR AMENDMENT, THE REQUISITE CONSENTS WILL BE RECEIVED AND THE MINIMUM TENDER CONDITION AND THE SUPPLEMENTAL INDENTURE CONDITION WILL BE SATISFIED.

    Carrier1 reserves the right to waive certain conditions to the Offers and to accept for purchase any Note tendered pursuant to the Offers. Subject to compliance with applicable securities laws and the terms set forth in this Statement, Carrier1 reserves the right to extend or terminate the Offers, or to otherwise amend the Offers in any respect.

    Tenders of Notes can be withdrawn on or prior to the Expiration Date. A valid withdrawal of tendered Notes on or prior to the Expiration Date will constitute the concurrent valid revocation of the withdrawing Holder's related Consent. A Holder cannot revoke its Consent without also withdrawing the tender of its Notes. Such withdrawal and revocation may not be made following the Expiration Date.

    Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Carrier1 will, on a date as promptly as practicable following the Expiration Date (the "Payment Date"), pay the Purchase Price for Notes validly tendered (and not withdrawn) on or prior to the Expiration Date and accepted for purchase, plus accrued and unpaid interest on such Notes through December 5, 2001.

    IN THE EVENT THAT THE OFFERS ARE WITHDRAWN OR OTHERWISE NOT COMPLETED, THE PURCHASE PRICE AND ACCRUED AND UNPAID INTEREST WILL NOT BE PAID OR BECOME PAYABLE TO HOLDERS OF NOTES THAT HAVE TENDERED THEIR NOTES IN CONNECTION WITH THE OFFERS. IN ANY SUCH EVENT, THE NOTES PREVIOUSLY TENDERED PURSUANT TO THE OFFERS WILL BE PROMPTLY RETURNED TO THE TENDERING HOLDER.

    From time to time, Carrier1 or Carrier1's subsidiaries or affiliates may acquire any Notes that are not purchased pursuant to the Offers (through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise), upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Carrier1 or Carrier1's subsidiaries or affiliates may choose to pursue.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF CARRIER1 NOT CONTAINED IN THIS STATEMENT OR IN THE CONSENT AND LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CARRIER1, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT. THE DELIVERY OF THIS STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF CARRIER1 OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

    NONE OF CARRIER1, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER SHOULD TENDER NOTES PURSUANT TO THE OFFERS OR PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER NOTES AND DELIVER CONSENTS.

    IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SHARES HAVE NOT BEEN RECOMMENDED BY, AND THIS STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, ANY U.S. FEDERAL OR STATE SECURITIES COMMISSION OR ANY REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY MAY BE A CRIMINAL OFFENSE.

    THIS STATEMENT CONSTITUTES NEITHER AN OFFER TO EXCHANGE NOTES IN EXCHANGE FOR CASH AND SHARES NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR "BLUE SKY" LAWS.

    The Offers are not being made to North Dakota residents except those North Dakota residents that are within one or more of the following categories: bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act of 1940, pension or profit-sharing trust or similar benefit plan, or other financial institution or qualified institutional buyer, or dealer, whether the purchaser is acting for itself or in a fiduciary capacity. By accepting the Offers, a Holder represents and warrants that it is not a North Dakota resident or, if such Holder is a North Dakota resident, it is a bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act of 1940, pension or profit-sharing trust or similar benefit plan, or other financial institution or qualified institutional buyer, or a dealer, acting for itself or in a fiduciary capacity.

    The Offers are not to be made to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the U.K. Public Offer of Securities Regulations 1995. Recipients of this Statement are not permitted to transmit it to any other person other than the aforementioned persons.

    This Statement is directed only at persons who (i) are outside the United Kingdom, (ii) fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the "Order") or (iii) fall within
Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Order (all such persons together being referred to as "relevant persons"). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

    This Statement does not constitute a public offer to buy or exchange, nor any other kind of offer, pursuant to all applicable Italian legislation, including, without limitation, Legislative Decree no. 58 of 24th February 1998 and its implementing CONSOB Regulation no. 11971/1999, and no solicitation efforts are being or will be conducted in Italy constituting a public offer to buy or purchase, nor any other kind of offer, for which an offer document must be authorized pursuant to the applicable regulations, or for which a specific exemption is not available. This Statement is not being, and shall not be, circulated to, and the Offers are not being made to, more than 200 persons in Italy.

    SEE "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" AND "CERTAIN LUXEMBOURG TAX CONSIDERATIONS" FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE OFFERS.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION............................................       1

INCORPORATION OF DOCUMENTS BY REFERENCE..........................       1

PRESENTATION OF INFORMATION ABOUT CARRIER1.......................       1

FORWARD-LOOKING STATEMENTS.......................................       2

SUMMARY..........................................................       3

CERTAIN INFORMATION CONCERNING CARRIER1..........................      10

PURPOSE OF THE OFFERS............................................      11

RISK FACTORS.....................................................      13

SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA................      22

CAPITALIZATION...................................................      27

CARRIER1'S LARGEST SHAREHOLDER...................................      28

DESCRIPTION OF SHARE CAPITAL.....................................      29

DIVIDEND POLICY..................................................      34

MARKET AND TRADING INFORMATION...................................      34

TRANSFER RESTRICTIONS APPLYING TO THE SHARES.....................      35

THE OFFERS.......................................................      36

     Terms of the Offers.........................................      36

     Proposed Amendments.........................................      39

     Acceptance for Purchase and Payment for Notes...............      40

     Delivery of Shares..........................................      41

     Procedures for Tendering Notes..............................      42

     Withdrawal of Tenders.......................................      46

     Conditions to the Offers....................................      47

     Source and Amount of Funds..................................      49

     The Information Agent and the Depositary....................      49

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS...................      50

CERTAIN LUXEMBOURG TAX CONSIDERATIONS............................      55

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES......................      55

                             AVAILABLE INFORMATION

    Carrier1 is subject to the information reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, U.S.A., and at the regional public reference facilities maintained by the Commission located at 233 Broadway, New York, New York 10279, U.S.A. and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, U.S.A. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be obtained electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed by Carrier1 with the Commission pursuant to the Exchange Act are incorporated in this Statement by reference and shall be deemed to be a part hereof:

(1) Carrier1's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Annual Report");

(2) Carrier1's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001; and

(3) Carrier1's Current Reports on Form 8-K filed on April 5, May 14, May 16, June 8, August 9, August 14, November 7, November 9, November 15, and December 6, 2001.

    All documents and reports filed by Carrier1 with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and on or prior to the Expiration Date shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

    Carrier1 will provide without charge to each person to whom this Statement is delivered, upon the written request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to the Information Agent (as defined hereinafter) at one of the addresses set forth on the back cover page hereof. The information relating to Carrier1 contained in this Statement does not purport to be complete and should be read together with the information contained in the incorporated documents.

                   PRESENTATION OF INFORMATION ABOUT CARRIER1

    In this Statement, references to "Carrier1" in the sections entitled "Certain Information Concerning Carrier1", "Purpose of the Offers", "Risk Factors" and "Summary Consolidated and Pro Forma Financial Data" refer, where appropriate, to Carrier1 and its consolidated subsidiaries.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements contained in this Statement and the documents incorporated by reference hereinafter discuss future expectations, contain projections of results of operations or financial condition of Carrier1 and its consolidated subsidiaries or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results or financial condition to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, these so-called forward-looking statements can be identified by words like "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of those words and other comparable words. These statements only reflect the prediction of Carrier1. Certain uncertainties and risks relating to the Offers and Carrier1's business are summarized in "Risk Factors". Statements in this Statement and in the documents incorporated by reference herein should be evaluated in light of these important factors. Consequently, such forward-looking statements should be regarded solely as Carrier1's plans, estimates and beliefs at the date made. Carrier1 does not undertake, and specifically declines, any obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any events or circumstances that occurred or may occur after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS STATEMENT AND THE CONSENT AND LETTER OF TRANSMITTAL. CAPITALIZED TERMS HAVE THE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS STATEMENT.

Carrier1..................................  Carrier1 is a European facilities-based provider of voice services and data services, offering them
                                            primarily to other telecommunications service providers.
                                            For further information about Carrier1, please read the
                                            documents incorporated herein by reference.

The Offers................................  Carrier1 is offering to purchase for cash and Shares from each Holder any and all outstanding Notes and is
                                            also soliciting the Consents of Holders to the Proposed
                                            Amendments to the Indentures. The consideration for
                                            Notes tendered pursuant to the Offers shall be, with
                                            respect to the Euro Notes, E182.50 and the Designated
                                            Euro Amount of Shares per E1,000 principal amount of the
                                            Euro Notes and, with respect to the Dollar Notes,
                                            US$182.50 and the Designated Dollar Amount of Shares per
                                            US$1,000 principal amount of the Dollar Notes.

                                            Assuming that Carrier1's registrar or its equivalent
                                            reports that there are 42,883,039 Shares outstanding on
                                            the business day preceding the Expiration Date and
                                            assuming an FX Rate of 0.909918, then, if 100% of the
                                            Notes are tendered and accepted for purchase, the
                                            Designated Dollar Amount will be 120 and the Designated
                                            Euro Amount will be 110.

                                            Each Holder whose Notes are accepted for purchase
                                            pursuant to the Offers will also receive accrued and
                                            unpaid interest on such Notes in cash through
                                            December 5, 2001. See "The Offers--Terms of the Offers".

The Notes.................................  The Offers are being made with respect to the aggregate outstanding principal amount of Carrier1's 13 1/4%
                                            Senior Euro Notes due 2009, E85 million, and 13 1/4%
                                            Senior Dollar Notes due 2009, US$160 million. The Agreed
                                            Holders have agreed in the Tender and Consent Agreement
                                            not to take any action, directly or indirectly, to
                                            enforce, or that may lead to enforcement of, any
                                            remedies for events or occurrences that (x) would under
                                            the applicable Indenture constitute an Event of Default
                                            (as defined therein), but (y) would not under the
                                            applicable Indenture, as amended by the applicable
                                            Supplemental Indenture (as defined hereinafter),
                                            constitute an Event of Default (as defined therein).

The Shares................................  Carrier1 has an authorized share capital of US$200 million at par value US$2 per share. As of December 20,
                                            2001, there were 42,883,039 Shares issued and
                                            outstanding. Assuming that Carrier1's registrar or its
                                            equivalent reports that there are 42,883,039 Shares
                                            outstanding on the business day preceding the Expiration
                                            Date and assuming an FX Rate of 0.909918, then, if 100%
                                            of the Notes are tendered and accepted for

                                            purchase, Carrier1 will issue 28,550,000 Shares pursuant
                                            to the Offers and there will be 71,433,039 Shares issued
                                            and outstanding. See "Description of Share Capital".

Transfer Restrictions.....................  By tendering its Notes, each Holder who tenders Notes pursuant to the Offers agrees that it will not
                                            (i) Transfer any Shares issued pursuant to the Offers
                                            until the 90th day following the Payment Date,
                                            (ii) Transfer more than one-third of such Shares held by
                                            such Holder on the Payment Date until the 180th day
                                            following the Payment Date or (iii) Transfer more than
                                            two-thirds of such Shares held by such Holder on the
                                            Payment Date until the 270th day following the Payment
                                            Date; provided that any such Holder may transfer Shares
                                            in connection with or after (x) the acquisition of
                                            Control of Carrier 1 by a person or group of persons
                                            acting in concert or (y) the merger or consolidation of
                                            Carrier1 with or into any person; provided further that
                                            this restriction shall not apply to any Shares held by
                                            Holders other than those acquired pursuant to the
                                            Offers. "Control" of a person means the power to direct
                                            or cause the direction of the management and policies of
                                            such person, whether by holding a majority of the voting
                                            shares of such person, by contract or otherwise.

                                            In addition, pursuant to a requirement of the Neuer
                                            Markt, by tendering its Notes, each Holder who tenders
                                            Notes agrees not to Transfer any Shares issued pursuant
                                            to the Offers until such Shares are listed on the Neuer
                                            Markt. Shares issued pursuant to the Offers will have a
                                            separate, restricted security identification number
                                            until such Shares are listed on the Neuer Markt.
                                            Carrier1 intends to arrange for the Shares issued in the
                                            Offers to be listed on the Neuer Markt by the 90th day
                                            following the Payment Date. See "Transfer Restrictions
                                            Applying to the Shares".

Market and Trading Information............  Carrier1's Shares are currently listed on the Neuer
                                            Markt segment of the Frankfurt Stock Exchange under the
                                            symbol "CJN". Shares issued pursuant to the Offers,
                                            however, will not be listed on the Neuer Markt upon
                                            issuance. Carrier1 intends to arrange for the Shares
                                            issued in the Offers to be listed on the Neuer Markt by
                                            the 90th day following the Payment Date. The closing bid
                                            price for the Shares on the Neuer Markt on January 3,
                                            2002 was E1.55. Carrier1 will deliver Shares and not
                                            American Depositary Shares ("ADSs") pursuant to the
                                            Offers. Holders who receive Shares pursuant to the
                                            Offers will not be able to deposit those Shares under
                                            Carrier1's ADS scheme or receive ADSs. See "Market and
                                            Trading Information".

The Consent Solicitations.................  Each Holder who tenders Notes pursuant to the Offers will be deemed to have consented, with respect to such
                                            Notes, to the Proposed Amendments (and Holders may not
                                            tender Notes in the Offers without being deemed to have
                                            delivered Consents), except for Notes delivered after
                                            the Expiration Date pursuant to the guaranteed delivery
                                            procedure. Holders may not deliver

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
                                            Consents without tendering their Notes in the Offers.
                                            See "The Offers--Terms of the Offers".

Requisite Consents........................  The aggregate outstanding principal amount of Euro Notes is E85 million and of Dollar Notes is US$160 million.
                                            The Proposed Amendments to each Indenture require the
                                            Consents of Holders of not less than a majority in
                                            aggregate principal amount of Notes outstanding under
                                            each Indenture. Accordingly, the Proposed Amendments to
                                            the Indentures require the Consents of Holders of Euro
                                            Notes in an aggregate principal amount in excess of
                                            E42.5 million and the Consents of Holders of Dollar
                                            Notes in an aggregate principal amount in excess of
                                            US$80 million. As a result of the Tender and Consent
                                            Agreement, Carrier1 believes that, subject to the
                                            conditions of the Offers, the Requisite Consents will be
                                            received. See "The Offers--Terms of the Offers".

Proposed Amendments.......................  Substantially all of the restrictive covenants in the
                                            Indentures would be eliminated from the Indentures
                                            pursuant to the Proposed Amendments if they are adopted.
                                            Such covenants, among other things, generally limit the
                                            ability of Carrier1 and its subsidiaries to: (i) incur
                                            additional indebtedness; (ii) make certain payments,
                                            including certain dividends, or investments; (iii) issue
                                            or sell capital stock of certain subsidiaries; (iv)
                                            enter into certain transactions with shareholders or
                                            affiliates; (v) assume or incur certain liens; (vi)
                                            enter into certain sale-leaseback transactions; and
                                            (vii) dispose of certain assets. In addition, under the
                                            existing covenants that would be eliminated, Carrier1
                                            must, in the event of a change in control, offer to
                                            repurchase the Notes on certain terms. The Proposed
                                            Amendments would also eliminate certain restrictions
                                            upon mergers, consolidations and similar transactions
                                            involving Carrier1 and provisions for default upon
                                            breach of any covenant not relating to payment
                                            obligations in the applicable Indenture, certain
                                            cross-default provisions, defaults relating to certain
                                            judgments and insolvency- and bankruptcy-related default
                                            provisions. See "The Offers--Terms of the Offers" and
                                            "--Proposed Amendments".

Effectiveness of Proposed Amendments......  Carrier1 intends to effect the Proposed Amendments promptly following the Expiration Date by executing a
                                            supplemental indenture (each, a "Supplemental Indenture"
                                            and together, the "Supplemental Indentures") to each
                                            Indenture if the Requisite Consents for amendment of
                                            such Indentures have been received. The Notes will not
                                            be accepted for purchase until after the Supplemental
                                            Indentures have been executed. The Proposed Amendments
                                            will not become operative unless and until Notes are
                                            accepted for purchase by Carrier1 pursuant to the
                                            Offers. See "The Offers--Terms of the Offers" and
                                            "--Proposed Amendments".

Untendered Notes..........................  Notes not tendered or, if tendered, not accepted pursuant to the Offers will remain outstanding. If the
                                            Requisite Consents

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
                                            are received and the Proposed Amendments to the
                                            Indentures become operative pursuant to the Supplemental
                                            Indentures, the Notes will no longer have the benefit of
                                            the restrictive covenants that will be eliminated from
                                            the Indentures by the Proposed Amendments. In addition,
                                            as a result of the consummation of the Offers, the
                                            aggregate principal amount of the Notes that remains
                                            outstanding will be significantly reduced, which may
                                            adversely affect the liquidity of and, consequently, the
                                            market price for the Notes, if any, that remain
                                            outstanding after consummation of the Offers. As a
                                            result of the Tender and Consent Agreement, Carrier1
                                            believes that, subject to the conditions of the Offers,
                                            the Requisite Consents will be received. See "Risk
                                            Factors--Risk Factors Relating to the Offers" and "The
                                            Offers--Proposed Amendments".

Expiration Date...........................  The Offers will expire at 11:59 p.m. New York City time,
                                            Friday, February 1, 2002, unless extended. The Tender
                                            and Consent Agreement may be terminated by Carrier1 or
                                            the Agreed Holders if the Offers are not consummated on
                                            or prior to March 31, 2002. In the event of such
                                            termination, the Agreed Holders will no longer be
                                            obligated to tender and not withdraw Notes pursuant to
                                            the Tender and Consent Agreement or thereby to deliver
                                            (and not revoke) their Consents in respect of such
                                            Notes. See "The Offers--Terms of the Offers".

Payment Date..............................  Payments of cash and delivery of Shares will be made as promptly as practicable following the Expiration Date.

Acceptance for Purchase and Payment for
Notes.....................................  Carrier1 will accept for purchase Notes validly tendered and not withdrawn on or prior to the Expiration Date in
                                            accordance with the terms of each Offer. Payment of the
                                            Purchase Price plus accrued and unpaid interest on such
                                            Notes through December 5, 2001 will be made by deposit
                                            of such amounts of cash and Shares with the Depositary
                                            (as defined hereinafter), which, in each case, will act
                                            as agent for the tendering and consenting Holders for
                                            the purpose of receiving payments of cash and delivery
                                            of Shares from the Company and transmitting such
                                            payments of cash and delivery of Shares to those
                                            Holders. Such payment of the Purchase Price plus accrued
                                            and unpaid interest through December 5, 2001 is
                                            expected to be made on the Payment Date, as promptly as
                                            practicable following the acceptance of the Notes for
                                            purchase by the Company pursuant to the Offers. See "The
                                            Offers--Acceptance for Purchase and Payment for Notes".

Withdrawal of Tenders.....................  Tenders of Notes may be withdrawn on or prior to the
                                            Expiration Date in compliance with the procedures
                                            described herein. A withdrawal of tendered Notes on or
                                            prior to the Expiration Date will constitute the
                                            concurrent revocation of

                                            the withdrawing Holder's Consent. A Holder cannot revoke
                                            its Consent without also withdrawing the tender of its
                                            Notes. Such withdrawal and revocation may not be made
                                            following the Expiration Date. In the event of a
                                            termination of the Offers, tendered Notes will be
                                            returned promptly to the tendering Holders. The Agreed
                                            Holders have agreed to tender (and not withdraw) certain
                                            Notes and to deliver (and not revoke) Consents in
                                            respect of such Notes in accordance with the Tender and
                                            Consent Agreement. See "The Offers--Withdrawal of
                                            Tenders".

Conditions to the Offers..................  Carrier1's obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to each Offer is
                                            conditioned upon satisfaction of the Minimum Tender
                                            Condition, the Supplemental Indenture Condition, the
                                            Deed Condition and the Independent Director Condition
                                            and satisfaction or waiver of the General Conditions (as
                                            defined hereinafter). As a result of the Tender and
                                            Consent Agreement, Carrier1 believes that, subject to
                                            the other conditions of the Offers and the requirements
                                            of the Indentures for amendment, the Minimum Tender
                                            Condition and Supplemental Indenture Condition will be
                                            satisfied. Carrier1 may not waive the Minimum Tender
                                            Condition, the Supplemental Indenture Condition, the
                                            Deed Condition or the Independent Director Condition.
                                            See "The Offers--Conditions to the Offers".

Carrier1's Largest Shareholder............  Carrier1's largest shareholder is Carrier One LLC, which, as of December 20, 2001, held 28,272,087 Shares,
                                            representing approximately 65.9% of the Shares issued
                                            and outstanding on that date. Assuming that 100% of the
                                            Notes are tendered and accepted for purchase and
                                            assuming that 28,550,000 Shares are issued pursuant to
                                            the Offers, Carrier One LLC's Shares will represent
                                            approximately 39.6% of the Shares outstanding after the
                                            consummation of the Offers. Interests in Carrier One LLC
                                            are held by Providence Equity Partners, L.P., Primus
                                            Capital Fund IV Limited Partnership and a number of
                                            individuals affiliated with those entities and Carrier1.
                                            Pursuant to the Deed Condition, Carrier One LLC will be
                                            subject to certain restrictions on the Transfer of its
                                            Shares. See "Carrier1's Largest Shareholder" and "Risk
                                            Factors--Risk Factors Relating to Carrier1's Continuing
                                            Operations".

Board Composition.........................  Carrier1 expects certain changes to occur to the composition of the Board prior to the Expiration Date
                                            and after the consummation of the Offers. In order to
                                            satisfy the Deed Condition, Carrier One LLC, Carrier1's
                                            largest shareholder, is required to enter into the Deed,
                                            obligating it (i) not to nominate at any time more than
                                            two persons for the Board, (ii) to vote its Shares and
                                            otherwise use its reasonable efforts to ensure that, so
                                            long as (x) the Agreed Holders have collectively
                                            nominated a suitably qualified person to become an
                                            Independent Director (as defined hereinafter) of the
                                            Board

                                            and (y) Carrier1 shall have approved such person to be a
                                            member of the Board (such approval not to be
                                            unreasonably withheld or delayed), such person shall
                                            have become a member of the Board within 60 days
                                            following the Payment Date, (iii) to vote its Shares and
                                            otherwise use its reasonable efforts to effect a change
                                            in the composition of the Board such that, within
                                            60 days following the Payment Date, the Board is
                                            considered an Independent Board (as defined hereinafter)
                                            and (iv) to vote its Shares and otherwise use its
                                            reasonable efforts to ensure that from the 60th day
                                            following the Payment Date until the 365th day following
                                            the Payment Date, the Board is considered an Independent
                                            Board. An "Indendent Director" means Thomas J. Wynne,
                                            Victor A. Pelson and any person who is neither a person
                                            who is or has been an executive officer of Carrier1 at
                                            any time during the 12 months prior to the Expiration
                                            Date nor any nominee or employee of Carrier One LLC or
                                            its shareholders. An "Independent Board" means a Board
                                            that has a majority of Independent Directors. The
                                            obligations described in clause (ii) above shall
                                            terminate on the 180th day following the Payment Date.

                                            In addition, in order for the Independent Director
                                            Condition to be satisfied, the composition of the Board
                                            on the Expiration Date must be such that there shall be
                                            three or fewer directors on the Board who are not
                                            Independent Directors. See "Certain Information
                                            Concerning Carrier1--The Board" and "Carrier1's Largest
                                            Shareholder".

Dividend Policy...........................  Carrier1 has never declared or paid dividends, and it does not expect to do so in the foreseeable future. See
                                            "Description of Share Capital--Dividends" and "Dividend
                                            Policy".

Antidilution Protections..................  In the event that prior to the Expiration Date, Carrier1 consummates any Share splits, reverse Share splits or
                                            Share reclassifications, the number of Shares to be
                                            issued pursuant to the Offers will be adjusted
                                            accordingly. In addition, prior to the Expiration Date,
                                            Carrier1 will not issue any Shares or any securities
                                            convertible into Shares, other than pursuant to warrants
                                            and options outstanding on the date hereof. As of
                                            December 20, 2001, there were 57,693 U.S. dollar
                                            warrants and 22,255 euro warrants outstanding with the
                                            right to purchase an aggregate number of 554,845 Shares,
                                            each at a purchase price of US$2 per Share. See
                                            "Description of Share Capital".

Pre-emptive Rights........................  If the Offers are successful, then up to but not including the earlier to occur of (i) the 180th day
                                            following the Payment Date, (ii) the appointment of a
                                            majority of Independent Directors on the Board,
                                            (iii) the issuance of Shares in a transaction involving
                                            the issuance of 10% or more of the outstanding Shares to
                                            any person or group of persons acting in concert (other
                                            than to Providence Equity Partners, L.P. or

                                            any of its Controlled affiliates), (iv) the acquisition
                                            of Control of Carrier1 by a person or group of persons
                                            acting in concert and (v) the merger or consolidation of
                                            Carrier1 with or into any person, the then-existing
                                            shareholders of Carrier1 shall have pre-emptive rights
                                            over the issuance by Carrier1 for cash of any Shares or
                                            any securities convertible into Shares, other than
                                            pursuant to warrants and options outstanding on the date
                                            hereof and any other options issued to employees and
                                            other than pursuant to public offerings. See
                                            "Description of Share Capital--Capital Increases;
                                            Pre-emptive Rights".

Source and Amount of Funds................  Assuming that Carrier1's registrar or its equivalent reports that there are 42,883,039 Shares outstanding on
                                            the business day preceding the Expiration Date and
                                            assuming an FX Rate of 0.909918, if 100% of the Notes
                                            are tendered and accepted for purchase and each Holder
                                            receives the Purchase Price, then the aggregate cash
                                            portion of the Purchase Price will be approximately
                                            US$43.3 million. In addition, each Holder whose Notes
                                            are accepted for purchase in the Offers will receive
                                            accrued and unpaid interest on its Notes through
                                            December 5, 2001. The aggregate amount of such interest,
                                            assuming an FX Rate of 0.909918, is approximately
                                            US$9.6 million. Carrier1 will consummate the Offers
                                            using available funds of Carrier1 or its subsidiaries.
                                            See "The Offers--Source and Amount of Funds".

The Information Agent and the
Depositary................................  The Depositary is JPMorgan Chase Bank. D.F. King shall act as the Information Agent in connection with the
                                            Offers. The respective addresses and telephone numbers
                                            of the Depositary and the Information Agent are set
                                            forth on the back cover of this Statement. See "The
                                            Offers--The Information Agent and the Depositary".

Certain Tax Considerations................  Holders should consider the tax consequences of the
                                            Offers. For a description of certain U.S. federal income
                                            tax consequences to certain Holders, see "Certain U.S.
                                            Federal Income Tax Considerations". For a description of
                                            certain Luxembourg tax consequences to certain Holders,
                                            see "Certain Luxembourg Tax Consequences".

Procedures for Tendering Notes............  In order to tender their Notes, Holders and beneficial owners of Notes should follow carefully the procedures
                                            set forth in "The Offers--Procedures for Tendering
                                            Notes".

CUSIP Numbers of the Notes................  13 1/4% Senior Euro Notes due 2009: CUSIP No.:
                                            144500AF2. 13 1/4% Senior Dollar Notes due 2009: CUSIP
                                            No.: 144500AA3, CUSIP No.: 144500AC9.

ISIN Codes of the Euro Notes..............  XS0101541463, XS0094984787.

Risk Factors..............................  Holders should consider important risk factors relevant to the Offers and to Carrier1's continuing operations.
                                            See "Risk Factors".

                    CERTAIN INFORMATION CONCERNING CARRIER1

    Carrier1 is a European facilities-based provider of voice services and data services such as Internet, bandwidth and related telecommunications services. Carrier1 offers these services primarily to other telecommunications service providers. For further information about Carrier1, please read the documents incorporated herein by reference.

MANAGEMENT

    In 2001, Stig Johanssen retired from his position as President and Chief Executive Offer of Carrier1 and resigned from the Board. In September 2001, R. Michael McTighe was named Chief Executive Officer of Carrier1 and later joined the Board as a Director. In November 2001, Jim Brennan joined Carrier1 as Executive Vice President of Sales and Marketing.

    Mr. McTighe is the former CEO of Cable & Wireless Global, where he oversaw Cable & Wireless' Internet protocol (IP) and data services operations in the United States, United Kingdom, Europe and Japan. Mr. McTighe's duties at
Cable & Wireless included strategic management, product and business development, marketing, purchasing, networks and technology. Prior to his employment with Cable & Wireless, Mr. McTighe was president and CEO of Phillips Electronics' Consumer Communications Division. In 1990, Mr. McTighe joined Motorola, becoming Director of European Operations and eventually moving to the company's U.S. headquarters as Director of Operations for the Asia-Pacific region.

    During 2001 Mr. Brennan served as President of 360networks' European Operations where he was responsible for all of 360networks' sales, marketing and operations in Europe, as well as pan-European partnerships and alliances. From March of 2000 until his appointment in Europe, he was Senior Vice-President of global accounts at 360networks. Before joining 360networks in March 2000, Mr. Brennan was vice-president of global sales and marketing at Tyco Submarine Systems. Prior to his employment with Tyco, Mr. Brennan served as vice-president at Carlisle Capital, a private merchant banking company in New Hampshire. He also held a number of international senior management positions in operations, marketing and sales.

THE BOARD

    Carrier1 expects certain changes to occur to the composition of its Board prior to the Expiration Date and after the consummation of the Offers. The conditions to consummation of the Offers include the Independent Director Condition and the Deed Condition. The Independent Director Condition requires that on the Expiration Date, the composition of the Board must be such that there are three or fewer directors on the Board who are not Independent Directors. An "Independent Director" means Thomas J. Wynne, Victor A. Pelson and any person who is neither a person who is or has been an executive officer of Carrier1 at any time during the 12 months prior to the Expiration Date nor any nominee or employee of Carrier One LLC or its shareholders. See "The Offers--Conditions to the Offer".

    The Deed Condition requires that Carrier One LLC, Carrier1's largest shareholder, execute the Deed. In addition to placing certain restrictions on the ability of Carrier One LLC to transfer its Shares, the Deed will obligate Carrier One LLC (i) not to nominate at any time more than two persons for the Board, (ii) to vote its Shares and otherwise use its reasonable efforts to ensure that, so long as (x) the Agreed Holders have collectively nominated a suitably qualified person to become an Independent Director of the Board and (y) Carrier1 shall have approved such person to be a member of the Board (such approval not to be unreasonably withheld or delayed), such person shall have become a member of the Board within 60 days following the Payment Date, (iii) to vote its Shares and otherwise use its reasonable efforts to effect a change in the composition of the Board such that, within 60 days following the Payment Date, the Board is considered an Independent Board (as defined hereinafter) and
(iv) to vote its Shares and otherwise use its reasonable efforts to ensure that from the 60th day following the Payment Date until the 365th day following the Payment Date, the Board is considered an Independent Board. The obligations set forth in clause (ii) above shall terminate on the 180th day following the Payment Date. An "Independent Board" means a Board that has a majority of Independent Directors. See "Carrier1's Largest Shareholder" and "The Offer--Conditions to the Offers".

                             PURPOSE OF THE OFFERS

    The continuing deterioration of the overall European economic situation in 2001 has adversely affected, and will continue adversely to affect, companies operating in the technology and telecommunications-related sectors, including Carrier1.

    As of September 30, 2001, Carrier1 had US$235.5 million of long-term debt outstanding. In the twelve-month period ended September 2001, aggregate interest payments on such debt were approximately US$31.4 million. The escrowed funds set aside to fund Carrier1's first five interest payments on the Notes have now been used in full. Carrier1 generated negative EBITDA of approximately
US$90.0 million for the nine months ended September 30, 2001. See "Summary Consolidated and Pro Forma Financial Data" for Carrier1's definition of EBITDA. As of September 30, 2001, Carrier1 had US$133.7 million in cash and cash equivalents, restricted cash, restricted investments and available-for-sale securities. See "Summary Consolidated and Pro Forma Financial Data".

    Current conditions in the capital markets make it unlikely that Carrier1 will be able to raise additional capital to refinance its long-term debt or fund its operations, given its operating performance and existing capital structure. As a result, Carrier1 now believes that it could experience difficulty in meeting its August 2002 interest payment obligations on the Notes. See "Risk Factors--Risk Factors Relating to the Offers". Accordingly, Carrier1's ability to continue to fund its operations depends upon whether it can reduce capital expenditure and costs significantly, eliminate all or a substantial portion of its debt and conserve cash required to fund its operations until it is cash-flow positive.

    Considering Carrier1's financial condition and business prospects in the current economic climate, the Board approved steps in September 2001 to reduce Carrier1's costs, including making large reductions in its staff and writing down the value of its assets, which resulted in significant charges to Carrier1's statement of operations for the quarterly period ended September 30, 2001. Carrier1 does not believe, however, that these steps alone will be adequate to assure continued funding of its operations and believes that a significant reduction in indebtedness is also required.

    Carrier1 is making the Offers, therefore, as part of its overall effort to eliminate or reduce its indebtedness substantially. This will significantly decrease Carrier1's interest burden and is expected to improve Carrier1's ability to continue to fund its operations. Even if the Offers are successful, there can be no assurance that Carrier1 will be able to continue to fund its operations.

    Successful completion of the Offers and adoption of the Proposed Amendments will permit Carrier1 greater financial and operating flexibility as it assesses how best to continue to develop its business and to continue to pursue strategic opportunities, including alliances, acquisitions, business combinations and other similar transactions. Carrier1 has no current arrangements or understandings to enter into any such transaction and there can be no assurance that any such transaction will be entered into or concluded. Carrier1 believes that it may be unable to participate in any such transaction unless it reduces its indebtedness substantially and adopts the Proposed Amendments. Carrier1 has engaged a financial adviser, and may from time to time engage other financial advisers, to advise it concerning the possibility of entering into such a transaction or transactions. Carrier1 is actively pursuing such opportunities.

    A cash tender offer and consent solicitation for the Notes by a wholly-owned subsidiary of Carrier1 was commenced on November 6, 2001 but was not consummated because certain conditions were not satisfied. The consideration offered in the Offers represent a considerable increase over the consideration offered in the previous cash tender offer. Carrier1 believes the Offers are in the best interest of Carrier1 and the holders of all its securities.

    Upon exchange of the Notes for cash and Shares, Carrier1 expects to realize a significant extraordinary gain. Carrier1 believes that it has sufficient tax losses that could be used to offset the gain. As a result, Carrier1 will not have any tax liability arising from the extraordinary gain resulting from the consummation of the Offers. Carrier1 will incur a 1% capital duty on the value of the contribution in kind (the Notes exchanged that are attributable to the Shares and not the cash) it will receive in exchange for the Shares issued pursuant to the Offers. Assuming that 100% of the Notes are tendered and accepted for purchase, Carrier1 expects that the capital duty would be at least US$200,000. However, the actual amount of the capital duty will depend on the determination of the value and number of Notes tendered and accepted for purchase and the number of Shares issued pursuant to the Offers.

                                  RISK FACTORS

    The following risk factors, in addition to the other information described elsewhere in this Statement, should be carefully considered by each Holder before deciding whether to participate in the Offers. These risk factors relate both to the Offers and to Carrier1's continuing operations.

RISK FACTORS RELATING TO THE OFFERS

    IF THE OFFERS ARE NOT SUCCESSFUL AND THE PROPOSED AMENDMENTS ARE NOT ADOPTED, CARRIER1 BELIEVES THAT IT MAY EXPERIENCE DIFFICULTY MEETING ITS OBLIGATIONS UNDER THE INDENTURES AND THAT CERTAIN PROVISIONS OF THE INDENTURES WOULD CONTINUE TO RESTRICT ITS STRATEGIC FLEXIBILITY. Carrier1's total long-term debt as of September 30, 2001 was US$235.5 million. Interest payments on such debt for the twelve months preceding such date were approximately US$31.4 million.

    Current conditions in the capital markets make it unlikely that Carrier1 will be able to raise additional capital to refinance its long-term debt or fund its operations, given Carrier1's existing capital structure and operating performance. As a result, Carrier1 now believes that it could experience difficulty in meeting its August 2002 interest payment obligations on the Notes. Accordingly, if the Offers are not successful, Carrier1 may not be able to continue to fund its operations. Even if the Offers are successful, there can be no assurance that Carrier1 will be able to continue to fund its operations.

    The Indentures impose significant operating and financial restrictions on Carrier1. The Indentures provide that upon a change of control, each Holder will have the right to require Carrier1 to purchase all or a portion of the Holder's Notes at a fixed consideration. If Carrier1 is unable to obtain the funds necessary to satisfy that obligation, this provision could delay, deter or prevent a change of control transaction. If the Offers are not successful and the Proposed Amendments are not adopted, the restrictions in the Indentures may substantially limit or prohibit Carrier1 from taking various actions, including incurring additional debt, selling assets, engaging in mergers, consolidations or other business combinations, repurchasing or redeeming its shares, or otherwise capitalizing on business opportunities. See "Purpose of the Offers" and "The Offers--Proposed Amendments".

    IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, HOLDERS OF NOTES THAT ARE NOT TENDERED WILL NO LONGER BENEFIT FROM SUBSTANTIALLY ALL OF THE RESTRICTIVE COVENANTS AND OTHER IMPORTANT PROVISIONS IN THE INDENTURES. If the Proposed Amendments become operative, Notes that are not tendered or, if tendered, are not accepted pursuant to the Offers, will remain outstanding and will be subject to the terms of the Indentures as modified by the Supplemental Indentures. As a result of the adoption of the Proposed Amendments, substantially all of the restrictive covenants and other important provisions contained in the Indentures will be eliminated and Holders of Notes not tendered or, if tendered, not accepted will no longer be entitled to the benefits of such provisions. The elimination of these covenants and other provisions will permit Carrier1 to take certain actions previously prohibited that could increase the credit risks with respect to Carrier1, adversely affect the market price and credit rating of the remaining Notes or otherwise be materially adverse to the interest of Holders of remaining Notes. Carrier1 believes that, subject to the conditions of the Offers, the Requisite Consents will be received and that, subject to the conditions of the Offers and the requirements of the Indentures, the Proposed Amendments will become effective. See "The Offers--Proposed Amendments".

    IF THE OFFERS ARE CONSUMMATED, THE LIQUIDITY, MARKET VALUE AND PRICE VOLATILITY OF THE NOTES THAT REMAIN OUTSTANDING MAY BE ADVERSELY AFFECTED. The Notes were issued in 1999 and are not listed on any national or regional securities exchange. To Carrier1's knowledge, the Notes are traded infrequently in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that Notes are tendered and accepted in the Offers, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of the Notes that are not tendered and accepted for purchase more volatile. Consequently, the liquidity, market value and price volatility of Notes which remain outstanding may be adversely affected. The extent of the public market for the Notes following consummation of the Offers will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There can be no assurance that any trading market will exist for the Notes following consummation of the Offers.

    CARRIER1'S OPERATING COMPANIES HAVE NO OBLIGATION TO MAKE PAYMENTS ON THE NOTES. THEY MAY FACE LEGAL OR OTHER LIMITATIONS ON THEIR ABILITY TO MAKE CASH AVAILABLE FOR PAYMENT ON THE NOTES WITH THE RESULT THAT NOTES NOT PURCHASED IN THE OFFERS WILL REMAIN EFFECTIVELY SUBORDINATED TO THE LIABILITIES OF CARRIER1'S SUBSIDIARIES. Carrier1 is the company obligated to pay amounts due under the Notes. Carrier1 is a holding company with few assets of significance other than the stock of its subsidiaries. Carrier1 has loaned or contributed, and intends to continue to loan or contribute, to its subsidiaries all or a portion of the amounts raised on issuance of the Notes and in its initial public offering of Shares. The cash flow and consequent ability of Carrier1 to service its debt obligations, including the Notes, are dependent upon the ability of Carrier1 to receive cash from its subsidiaries. These subsidiaries are separate legal entities and have no obligations to pay amounts due under the Notes or to make funds available for such payment. In addition, applicable law of the jurisdictions in which these subsidiaries are organized or contractual or other obligations to which they are subject may limit their ability to pay dividends or make payments on intercompany loans or subject such payments to taxes. Claims of creditors of these subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the holders of Carrier1's debt. Accordingly, the Notes will be generally subordinated to the liabilities of these subsidiaries.

    IF THE OFFERS ARE SUCCESSFUL, CHANGES TO CARRIER1'S SHAREHOLDER AND BOARD PROFILES MAY AFFECT CARRIER1'S STRATEGY. If the Offers are successful, Carrier One LLC's shareholding will be reduced. Assuming that 100% of the Notes are tendered and accepted for purchase and that 28,550,000 Shares are issued pursuant to the Offers, Carrier One LLC's shareholding will be reduced to approximately 39.6% and Holders' Shares acquired pursuant to the Offers will represent in the aggregate approximately 40% of Carrier1's Shares outstanding after the consumation of the Offers. Moreover, in order for the Independent Director Condition to the Offers to be satisfied, the composition of the Board on the Expiration Date must be such that there are three or fewer directors on the Board who are not Independent Directors. Furthermore, as a condition to consummation of the Offers, the Deed Condition requires that Carrier One LLC agree to take certain actions that will cause the Board to be an Independent Board. See "Certain Information Concerning Carrier1--The Board", "Carrier1's Largest Shareholder" and "The Offers--Conditions to the Offers". There can be no assurance that, with the contemplated changes to the shareholder and Board profiles, Carrier1's strategy will remain the same. There can be no certainty about how Carrier1's shareholders, including Carrier One LLC and Holders of Notes who become shareholders pursuant to the Offers, would exercise their rights or whether or how their interests would be aligned with Carrier1.

    HOLDERS OF SHARES MAY RECEIVE NOTHING IN THE EVENT OF LIQUIDATION OR INSOLVENCY. In the event of the liquidation or insolvency of Carrier1 or upon acceleration of the Notes due to an event of default, Carrier1's assets will be used to pay the remaining outstanding Notes up to their aggregate principal amount and discharge any other obligations before any distribution to shareholders. Holding Shares instead of Notes will mean being subordinate to Holders of Notes who continue to hold such Notes after the Offers.

    SHARES RECEIVED BY HOLDERS PURSUANT TO THE OFFERS WILL NOT BE TRANSFERABLE FOR A PERIOD OF TIME AND THE PRICE OF THE SHARES MAY DECLINE BY THE TIME THE SHARES ARE TRANSFERABLE. By tendering Notes pursuant to the Offers, Holders will agree to restrictions on their ability to transfer Shares received pursuant to the Offers. Holders who receive Shares pursuant to the Offers will not be able to deposit those Shares under Carrier1's ADS scheme or receive Carrier1 ADSs. The price of the Shares on the Neuer Markt may be lower when Holders are permitted to Transfer their Shares than the price at the time when they receive their Shares pursuant to the Offers. See "Transfer Restrictions Applying to the Shares".

    THE TRADING PRICE OF THE SHARES MAY FLUCTUATE WIDELY. The trading price of the Shares has fluctuated and may continue to fluctuate widely. See "Market and Trading Information". The market price of the Shares ranged between a high sales price of E32.30 and a low sales price of E0.68 for the period from January 1 and December 31, 2001, and may continue to be highly volatile and subject to wide fluctuations in response to factors, including the following, some of which are beyond Carrier1's control:

    - the success or lack of success of the Offers;

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations or new products or services or new pricing practices by Carrier1 or its competitors;

    - changes in financial estimates by security analysts;

    - underperformance against analysts' estimates;

    - increased market share penetration by Carrier1's competitors;

    - announcement by Carrier1 or its competitors or significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales or issuances of additional Shares, including the issuance of Shares pursuant to the Offers;

    - changes in conditions and trends in the wireless communications industry;

    - changes in government regulations;

    - changes in economic conditions in the United States markets or the foreign markets;

    - existing and potential litigation; and

    - the factors discussed below under "--Risk Factors Relating to Carrier1's Continuing Operations".

    In addition, the capital markets in general, and shares of telecommunications providers in particular, have from time to time experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Shares, regardless of Carrier1's actual operating performance.

RISK FACTORS RELATING TO CARRIER1'S CONTINUING OPERATIONS

    The following factors could adversely affect the value of the Shares and Carrier1's ability to repay the Notes:

    IF THE OFFERS ARE NOT SUCCESSFUL, CARRIER1 MAY NOT BE ABLE TO CONTINUE TO FUND ITS OPERATIONS AND, EVEN IF THE OFFERS ARE SUCCESSFUL, THERE CAN BE NO ASSURANCE THAT CARRIER1 WILL BE ABLE TO CONTINUE TO FUND ITS OPERATIONS. To date, Carrier1 has experienced net losses and negative cash flow from operating activities. Carrier1 expects to incur net losses and negative cash flow from operating activities through at least 2002. If the Offers are not successful, Carrier1 may not be able to continue to fund its operations. Even if the Offers are consummated, whether or when Carrier1 will generate positive cash flow from operating activities will depend on a number of financial, competitive, regulatory, technical and other factors, many of which are beyond its control.

    DUE TO CARRIER1'S FINANCIAL DIFFICULTIES, CUSTOMERS OR POTENTIAL CUSTOMERS MAY REDUCE, TERMINATE OR CHOOSE NOT TO DO BUSINESS WITH CARRIER1, RESULTING IN FLUCTUATIONS OR LOSS IN CARRIER1'S REVENUES. Carrier1's customers or potential customers may perceive risk to themselves in continuing or beginning to do business with Carrier1 because of its financial difficulties and may, as a result, reduce, terminate or choose not to engage in, business with Carrier1, or delay or fail to make payment of monies owing to Carrier1. Such reduction, termination, decision, payment delay or non-payment could result in large and adverse fluctuations in revenues and cash flow and result in the loss of, or change of relationship with, important customers. These risks may worsen if the Offers do not succeed.

    A LOSS OF, OR CHANGE OF RELATIONSHIP WITH, ONE OR MORE IMPORTANT CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON CARRIER1. Carrier1 relies on a narrow customer base, including a significant customer whose loss could have a material adverse effect on its revenues. The loss of, or significant change of relationship with, one key customer or a small number of important customers could therefore have a material adverse effect on Carrier1.

    TERMS REQUIRED BY CARRIER1'S SUPPLIERS COULD REDUCE CARRIER1'S FINANCIAL FLEXIBILITY. Carrier1's suppliers may insist on Carrier1 arranging guarantees and similar arrangements for their supply contracts because of uncertainties about Carrier1's financial condition. Such arrangements may reduce the amount of Carrier1's unrestricted cash available for other purposes. Such restrictions may reduce Carrier1's flexibility to manage its financial and operational activities.

    CARRIER1'S REVENUE BASE IS HIGHLY EXPOSED TO THE FINANCIAL CONDITION OF OTHER COMPANIES IN THE TELECOMMUNICATIONS SECTOR. Recently, the Internet services industry has experienced increased merger and consolidation activity among ISPs and Internet backbone providers. The consolidation of ISPs may reduce the customer base for Carrier1's Internet services. Certain customers may be bankrupt, unprofitable or only marginally profitable, resulting in higher risk of delinquency or nonpayment. As a result of adverse developments in the financial situation of some of Carrier1's customers, Carrier1's bad debt expense increased to approximately US$25.9 million for the nine months ended
September 30, 2001 compared to US$4.8 million for the entire year of 2000.

    CARRIER1 HAS NO CONTROL OVER THIRD PARTIES ON WHOM IT RELIES FOR THE OPERATION OR MAINTENANCE OF PORTIONS OF ITS NETWORK, AND IF THEY OR THEIR FACILITIES DO NOT PERFORM OR FUNCTION ADEQUATELY, ITS NETWORK MAY BE IMPAIRED AND ITS OPERATING PERFORMANCE OR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED. Carrier1's success is dependent on the technical operation of its network and on the management of traffic volumes and route selections over the network. Carrier1 depends on parties from whom it has leased or acquired a right to use transmission capacity or dark fiber to provide or maintain certain of the network's circuits, which exposes Carrier1 to risks related to these third parties' performance. Shortfalls in maintenance or other failures to perform, including bankruptcy, by any of these parties could lead to transmission failure or additional costs. Because certain third parties on whom Carrier1 relies for some important operations have gone or may go bankrupt or have experienced or may experience financial difficulties, Carrier1 may experience increased costs in operating, or lose some components of, its operational assets. Such loss or increased costs could adversely affect Carrier1's performance or financial condition. Carrier1's network is also subject to other risks outside Carrier1's control, such as the risk of damage from fire, power loss, natural disasters and general transmission failures caused by these or other factors.

    THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE AND CARRIER1 MAY BE UNABLE TO COMPETE SUCCESSFULLY. The European telecommunications market is highly competitive, and liberalization is rendering it increasingly more so. The opening of the market to new service providers, combined with technological advances, has resulted in significant reductions in wholesale prices for Carrier1's services. Decreasing prices are also narrowing gross profit margins on long distance voice traffic. Carrier1's ability to compete successfully in this environment will significantly depend on its ability to generate high traffic volumes from its customers while keeping its costs of services low and to effectively bundle and cross-sell the services it offers to its customers. Carrier1 may be unable to do so.

    Moreover, Carrier1's competitors may have more experience, superior operational economies or greater financial resources, placing Carrier1 at a cost and price disadvantage. Carrier1 competes with a number of incumbent telephone operators, who generally control access to local networks and have significant operational economies, including large national networks and existing operating agreements with other incumbents. Moreover, national regulatory authorities have, in some instances, shown reluctance to adopt policies that would result in increased competition for the local incumbent. In addition, incumbents may be more likely to provide transmission capacity on favorable terms and direct excess traffic to their related carriers than to Carrier1.

    Carrier1 also competes with companies that are building European networks to the extent these companies offer services to Carrier1's target customers. Some of these companies have more experience operating a network than Carrier1 has. Carrier1 may not be able to deploy a European network as quickly or run it as efficiently as some or all of these competitors, which could impair Carrier1's ability to compete with them.

    Many of Carrier1's competitors have greater financial resources and may be in a better position than it is to withstand the adverse effect on gross margins and cash flow caused by price decreases, particularly those competitors that own more infrastructure and thus may enjoy a lower cost base than Carrier1 does. Unless and until Carrier1 is able to reduce its cost base, Carrier1 may not be able to compete on the basis of price if market prices are reduced below a certain level. Inability to price services competitively may in turn cause Carrier1 to lose customers.

    ANY DIFFICULTY IN RETAINING ITS CURRENT EMPLOYEES OR IN HIRING NEW EMPLOYEES WOULD ADVERSELY AFFECT CARRIER1'S ABILITY TO OPERATE ITS BUSINESS. Carrier1's operations are managed by a small number of key executive officers, including Carrier1's Chief Executive Officer, R. Michael McTighe. In addition, Carrier1's business functions are managed by a relatively small number of key employees. The loss of any of these individuals could have a material adverse effect on Carrier1. Carrier1's success depends on its ability to attract, recruit and retain sufficient qualified personnel.

    CUSTOMERS MAY DIVERT THEIR TRAFFIC TO ANOTHER CARRIER BASED ON SMALL PRICE CHANGES, RESULTING IN FLUCTUATIONS OR LOSS IN CARRIER1'S REVENUES. Voice customers often maintain relationships with a number of telecommunications providers, and Carrier1's contracts with its voice customers generally do not impose minimum usage requirements on customers. Furthermore, basic voice services are not highly differentiated. As a result, most customers are price-sensitive and certain customers may divert their traffic to another carrier based solely on small price changes. Similarly, while Carrier1 seeks to provide a higher quality of service than its competitors, there is somewhat limited scope for differentiation. There can be no assurance that small variations between Carrier1's prices and those of other carriers will not cause Carrier1's customers to divert their traffic or choose other carriers. Carrier1's contracts with its voice customers require it to carry their voice traffic at a contractually fixed price per minute that can only be changed upon seven or thirty days' notice. If Carrier1 were forced to carry voice or Internet traffic over a higher-cost route due to capacity and quality constraints, its gross profit margins would be reduced.

    CARRIER1 MAY ENGAGE IN ALLIANCES, JOINT VENTURES AND PARTNERSHIPS, WHICH ARE ACCOMPANIED BY INHERENT RISKS. All joint ventures are accompanied by risks. These risks include:

    - lack of complete control over the relevant project;

    - diversion of Carrier1's resources and management time;

    - inconsistent economic, business or legal interests or objectives among joint venture partners;

    - the possibility that a joint venture partner will become bankrupt or default in connection with a capital contribution or other obligation, thereby forcing Carrier1 to fulfill such obligation or causing the joint venture or Carrier1 to lose essential assets or services which cannot be replaced or may only be replaced or obtained at significant cost; and

    - difficulty maintaining uniform standards, controls, procedures and policies.

    THE INTERNATIONAL SCOPE OF CARRIER1'S OPERATIONS MAY ADVERSELY AFFECT ITS BUSINESS. Because it conducts an international business, Carrier1 may face certain risks, including:

    - regulatory restrictions or prohibitions on the provision of its services;

    - tariffs and other trade barriers;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - political risks; and

    - potentially adverse tax consequences of operating in multiple jurisdictions.

    In addition, an adverse change in laws or administrative practices in countries within which Carrier1 operates could have a material adverse effect on it.

    Carrier1 is exposed to fluctuations in foreign currencies, as its revenues, costs, assets and liabilities are denominated in multiple local currencies. Its payment obligations on its debt are denominated in euros and U.S. dollars and although its services are denominated in various currencies, they are primarily denominated in euros. Any appreciation in the value of the U.S. dollar relative to the euro, or the values of the U.S. dollar or the euro relative to other currencies, could decrease Carrier1's revenues, increase its debt and interest payments and, therefore, materially adversely affect its operating margins. Fluctuations in foreign currencies may also make period-to-period comparisons of its results of operations difficult.

    IF CARRIER1 LOST ONE OR MORE OF ITS GOVERNMENT LICENSES OR BECAME SUBJECT TO MORE ONEROUS GOVERNMENT REGULATIONS, ITS OPERATIONS COULD BE ADVERSELY
AFFECTED. Carrier1 is subject to varying degrees of regulation in each of the jurisdictions in which it provides services. Local laws and regulations, and their interpretations, differ significantly among those jurisdictions. Future regulatory, judicial and legislative changes may have a material adverse effect on the operation of Carrier1's business.

    National regulatory frameworks that are fully consistent with the policies and requirements of the European Commission and the World Trade Organization have only recently been, or are still being, put in place in many European Union member states. These nations are still providing for and adapting to a liberalized telecommunications market. As a result, in these markets, Carrier1 and other new entrants may encounter more protracted and difficult procedures to obtain licenses and negotiate interconnection arrangements.

    Carrier1's operations are dependent on licenses that it acquires from governmental authorities in each jurisdiction in which it operates. These licenses generally contain clauses pursuant to which Carrier1 may be fined or its license may be revoked in certain circumstances. Such revocation may be on short notice, at times as short as 30 days' written notice to Carrier1. The revocation of any of its licenses may cause Carrier1 to lose favorable interconnection rates or, in some cases, force it to stop operating in the relevant country.

    RAPID CHANGE IN CARRIER1'S INDUSTRY COULD REQUIRE IT TO INCUR SUBSTANTIAL COSTS TO IMPLEMENT NEW TECHNOLOGIES. CARRIER1 COULD LOSE CUSTOMERS IF ITS COMPETITORS IMPLEMENT NEW TECHNOLOGIES BEFORE IT DOES. If the growth Carrier1 anticipates in the demand for telecommunications services were not to occur or Carrier1 were precluded from servicing this demand, Carrier1 might not be able to generate sufficient revenues in the next few years to fund its working capital requirements.

    To compete effectively, Carrier1 must anticipate and adapt to rapid technological changes and offer, on a timely basis, competitively priced services that meet evolving industry standards and customer preferences. Carrier1 may choose new technologies that prove to be inadequate or incompatible with technologies of its customers, providers of transmission capacity or other carriers. As new technologies develop, Carrier1 may be forced to implement such new technologies at substantial cost to remain competitive. In addition, competitors may implement new technologies before Carrier1 does, allowing such competitors to provide lower priced or enhanced services and superior quality compared to those Carrier1 provides. Such a development could have a material adverse effect on Carrier1's ability to compete, particularly because Carrier1 seeks to distinguish itself on the basis of the quality of its services.

    IF CARRIER1 IS UNABLE TO IMPROVE AND ADAPT ITS OPERATIONS AND SYSTEMS, IT COULD LOSE CUSTOMERS AND REVENUES. Carrier1 expects its business to continue to grow, which may significantly strain its customer support, sales and marketing, accounting and administrative resources, network operation and management and billing systems. Such a strain on Carrier1's operational and administrative capabilities could adversely affect the quality of its services and ability to collect revenues. To manage its growth effectively, Carrier1 will have to further enhance the efficiency of its operational support and other back office systems and procedures, and of its financial systems and controls.

    In addition, if Carrier1 fails to project traffic volume and routing preferences correctly, or to determine the optimal means of using its network, it could lose customers, make inefficient use of the network, and have higher costs and lower margins.

    A FAILURE TO ENTER INTO OR MAINTAIN ADEQUATE INTERCONNECTION AND PEERING ARRANGEMENTS COULD CAUSE CARRIER1 TO INCUR HIGHER TERMINATION COSTS THAN COMPETITORS WHO HAVE SUCH ARRANGEMENTS. One of the most cost-effective ways for an international operator to achieve voice termination and access in a country in which it has a point of presence is to negotiate an interconnection agreement with a national incumbent telephone operator. Failure to maintain adequate interconnection agreements would cause Carrier1 to incur higher voice termination and access costs, which could have a material adverse effect on Carrier1's ability to compete with carriers that have a more effective system of interconnection agreements for the countries in which they operate.

    Carrier1's ability to maintain arrangements for the exchange of data with European and United States ISPs that have traffic volumes roughly equivalent to Carrier1's will also affect Carrier1's costs. To the extent Carrier1 does not maintain these arrangements, Carrier1 is required to pay a transit fee in order to exchange Internet traffic. Carrier1's inability to maintain sufficient peering arrangements would keep its Internet termination costs high and could limit its ability to compete effectively with other European Internet backbone providers that have lower transit costs than Carrier1 has.

    CARRIER1 MAY NOT BE ABLE TO OBTAIN SUFFICIENT COST-EFFECTIVE TRANSMISSION CAPACITY, WHICH COULD DELAY ITS ABILITY TO PENETRATE CERTAIN MARKETS OR CARRY A HIGHER VOLUME OF TRAFFIC IN MARKETS IN WHICH IT ALREADY OPERATES. Carrier1 leases or has purchased rights to use transmission capacity from others, and Carrier1 has swapped capacity on its own German network for transmission capacity on other carriers' networks. Carrier1 therefore currently depends on other parties for much of its transmission capacity. Carrier1 may not always be able to obtain capacity where and when it needs it at an acceptable price. Furthermore, to the extent some of its capacity suppliers begin to compete with Carrier1, those suppliers may no longer be willing to provide it with capacity. Failure to obtain required capacity could delay Carrier1's ability to penetrate target markets or to carry a higher volume of traffic in the markets in which it already operates.

    CARRIER1 MAY CONTINUE TO HAVE TRANSMISSION COSTS THAT ARE HIGHER THAN TARGET OR BE REQUIRED TO MAKE FURTHER CAPITAL EXPENDITURES TO OBTAIN
CAPACITY. Although Carrier1 has expanded its fiber based network, Carrier1 will still need to continue to lease capacity. Carrier1 will therefore, in the short term, continue to have transmission costs that are higher than if it were operating its own network. There is no assurance that the cost of obtaining capacity will decrease. If Carrier1 cannot purchase additional capacity at its target costs for additional needs it may have in the future, it may have to seek to meet those needs by building additional capacity, for which it would need to incur additional capital expenditures. It is also possible that additional capacity would not be available for purchase at the time that Carrier1 needs it.

    IF ESTIMATES CARRIER1 HAS MADE ARE NOT CORRECT, CARRIER1 MAY HAVE TOO MUCH OR TOO LITTLE CAPACITY. Carrier1 relies on other carriers to provide certain voice termination services. Negotiation of refile or resale agreements with such carriers involves making estimates of the future calling patterns and traffic levels of Carrier1's customers. Underestimation of traffic levels or failure to estimate calling patterns correctly could lead to:

    - a shortage of capacity, requiring Carrier1 to either lease more capacity or reroute calls to other carriers at a higher termination cost;

    - higher termination costs, as Carrier1 may have to use additional, higher-priced refilers or resellers; and

    - a possible lower quality of service, as Carrier1 may not be carrying the traffic over its own network.

    Carrier1's lease capacity costs are fixed monthly payments based on the capacity made available to it. If Carrier1's traffic volumes decrease, or do not grow as expected, the resulting idle capacity will increase its per unit costs.

    CARRIER1 MAY HAVE DIFFICULTY ENHANCING ITS SOPHISTICATED BILLING, CUSTOMER AND INFORMATION SYSTEMS. ANY SUCH DIFFICULTIES COULD DELAY OR DISRUPT ITS ABILITY TO SERVICE OR BILL ITS CUSTOMERS. Sophisticated information systems are vital to Carrier1's ability to:

    - manage and monitor traffic along the network;

    - track service provisioning traffic faults and repairs;

    - effect best choice routing;

    - achieve operating efficiencies;

    - monitor costs;

    - bill and receive payments from customers; and

    - reduce credit exposure.

    The billing and information systems Carrier1 has acquired will require enhancements and ongoing investments. Carrier1 may encounter difficulties in enhancing its systems or integrating new technology into its systems in a timely and cost-effective manner. Such difficulties could have a material adverse effect on Carrier1's ability to operate efficiently and to provide adequate customer service.

    CARRIER1 WILL CONTINUE TO BE INFLUENCED OR CONTROLLED BY PARTIES WHOSE INTERESTS MAY NOT BE ALIGNED WITH OTHER HOLDERS OF THE SHARES. If the Offers are not successful, funds managed by Providence Equity Partners Inc. alone, and funds managed by Providence and funds managed by Primus Venture Partners Inc. together, will continue indirectly to control Carrier1. Even if the Offers are successful, Carrier One LLC, through which Providence and Primus hold their interests in Carrier1, will remain Carrier1's largest shareholder. See "Carrier1's Largest Shareholder". Such ownership may present conflicts of interest between the Providence or Primus funds and Carrier1. They may pursue or cause Carrier1 to pursue transactions that could enhance their interest, or permit them to realize gains on their investment, in a manner that is not in the financial interest of minority shareholders.

    Providence and Primus, or their affiliates, currently have significant investments in other telecommunications companies, and may in the future invest in other entities engaged in the telecommunications business, some of which may compete with Carrier1. Providence and Primus are under no obligation to bring Carrier1 any investment or business opportunities of which they are aware, even if opportunities are within Carrier1's objectives. Conflicts may also arise in the negotiation or enforcement of arrangements Carrier1 may enter into with entities in which Providence or Primus, or their affiliates, have an interest.

    ENFORCING JUDGMENTS AGAINST CARRIER1 MAY REQUIRE COMPLIANCE WITH NON-U.S. LAW. Most assets of Carrier1 and its subsidiaries are located outside the United States. Holders or shareholders need to comply with foreign laws to enforce judgments obtained in a U.S. court against Carrier1's assets, including to foreclose upon such assets. In addition, it may not be possible for shareholders to effect service of process within the United States upon Carrier1, or to enforce against Carrier1 U.S. court judgments predicated upon U.S. federal securities laws. See "Enforceability of Certain Civil Liabilities".

    CARRIER1 IS SUBJECT TO A SUIT FOR DAMAGES, THE POTENTIAL IMPACT OF WHICH IS UNKNOWN AT THIS TIME. Carrier1 has been named in a class action suit by certain of its shareholders relating to the offering of its Shares in its initial public offering. Carrier1 has insufficient information at this time to determine whether such suit could have a material effect on Carrier1, but does not believe the claims, as described in press accounts, have merit.

               SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA

SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary consolidated financial data for Carrier1 and its consolidated subsidiaries as of and for the nine months ended September 30, 2001 and 2000 and as of and for the years ended December 31, 2000 and 1999. The summary consolidated financial data as of and for the years ended December 31, 2000 and 1999 were derived from Carrier1's consolidated financial statements, which were audited by Deloitte & Touche AG, formerly Deloitte & Touche Experta AG, independent auditors. The summary consolidated financial data as of and for the nine months ended September 30, 2001 and 2000 were derived from Carrier1's consolidated financial statements for those periods, which were unaudited but in the opinion of management contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of results for interim periods. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements and related notes and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Carrier1's Annual Report and Carrier1's Quarterly Reports on
Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(AMOUNTS ARE PRESENTED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                           NINE MONTHS ENDED                YEAR ENDED
                                             SEPTEMBER 30,                 DECEMBER 31,
                                       --------------------------   --------------------------
                                          2001           2000           2000          1999
                                       -----------   ------------   ------------   -----------
                                              (UNAUDITED)
Revenues.............................  US$ 284,635   US$  185,356   US$  261,551   US$  97,117
                                       -----------   ------------   ------------   -----------
Cost of services (exclusive of
  amounts shown separately below)....      307,767        189,349        264,973       113,809
Selling, general and administrative
  expenses...........................       66,859         25,502         39,596        18,369
Depreciation and amortization........       48,040         22,580         33,445        13,849
Restructuring........................       15,937             --             --            --
Impairment of long-lived assets......      429,163             --             --            --
                                       -----------   ------------   ------------   -----------
Loss from operations.................     (583,131)       (52,075)       (76,463)      (48,910)
Other income (expense):
  Interest income....................       10,106         14,584         20,245         5,859
  Interest expense...................      (23,889)       (23,893)       (31,711)      (29,475)
  Other expense, net.................          (37)            (2)        (2,147)         (555)
  Currency exchange loss, net........       (2,330)       (26,132)       (18,067)      (15,418)
                                       -----------   ------------   ------------   -----------
Loss before income tax (expense)
  benefit and extraordinary item.....     (599,281)       (87,518)      (108,143)      (88,499)
Income tax (expense) benefit--net of
  valuation allowance................         (368)            --             --            --
                                       -----------   ------------   ------------   -----------
Loss before extraordinary item.......     (599,649)       (87,518)      (108,143)      (88,499)
Extraordinary loss on early
  extinguishment of debt.............           --         (3,789)        (3,789)           --
                                       -----------   ------------   ------------   -----------
Net loss.............................  US$(599,649)  US$  (91,307)  US$ (111,932)  US$ (88,499)
                                       ===========   ============   ============   ===========

OTHER FINANCIAL DATA
(AMOUNTS ARE PRESENTED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                           AS OF AND FOR THE            AS OF AND FOR THE
                                           NINE MONTHS ENDED                YEAR ENDED
                                             SEPTEMBER 30,                 DECEMBER 31,
                                       --------------------------   --------------------------
                                          2001           2000           2000          1999
                                       -----------   ------------   ------------   -----------
                                              (UNAUDITED)
EBITDA(1)............................  US$ (89,991)  US$  (29,495)  US$  (43,018)  US$ (35,061)
Purchases of property and
  equipment..........................     (170,117)      (153,691)      (221,308)     (160,949)
Net cash (used in) provided by
  operating activities...............      (96,294)        10,756        (28,258)      (77,895)
Net cash used in investing
  activities.........................      (39,321)      (124,049)      (381,801)     (253,711)
Net cash provided by financing
  activities.........................       12,415        562,023        566,240       353,450
BALANCE SHEET DATA:
Cash and cash equivalents............  US$  36,342   US$  453,355   US$  162,162   US$  28,504
Available-for-sale securities........       83,510             --        198,186            --
Restricted cash(2)...................       13,853         21,354         24,429         5,512
Restricted investments(2)............           --         29,375         29,951        90,177
Total assets.........................      472,361        955,214      1,054,261       437,655
Total long-term debt.................      235,517        234,699        238,641       337,756
Shareholders' equity (deficit).......      (94,729)       520,381        525,104       (34,509)

------------------------------

(1) All EBITDA numbers are unaudited. With respect to the figures reported for the nine months ended September 30, 2000 and 2001, EBITDA stands for earnings before interest, taxes, depreciation, amortization, restructuring, impairment of long-lived assets, foreign currency exchange gains or losses, other income (expense) and extraordinary items. With respect to the figures reported for the years ended December 31, 1999 and 2000, EBITDA stands for earnings before interest, taxes, depreciation, amortization, foreign currency exchange gains or losses, other income (expense) and extraordinary items. EBITDA is used by management and certain investors as an indicator of a company's ability to service debt and to satisfy its capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity, or an alternative to net income as indications of Carrier1's operating performance, or any other measure of performance derived under generally accepted accounting principles. EBITDA as presented may not be comparable to other similarly titled measures of other companies or to similarly titled measures as calculated under Carrier1's debt agreements.

(2) Reflects:

    (a) the remaining portion of the net proceeds of the Notes, which was used to purchase government securities to secure and fund the first five scheduled interest payments on the Notes,

    (b) amounts used to collateralize a letter of credit relating to the construction of the German network, and

    (c) short-term and long-term restricted investments.

    See notes 7 and 8 to Carrier1's consolidated financial statements in the Annual Report.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information is derived from Carrier1's interim unaudited consolidated financial information included in Carrier1's Quarterly Report on Form 10-Q for the period ended September 30, 2001. The accompanying unaudited pro forma consolidated balance sheet information as of September 30, 2001 gives effect to the Offers as if they were completed on that date. The accompanying unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2001 give effect to the Offers as if they had occurred at the beginning of that period. The pro forma financial information presented assumes that 100% of the Notes are tendered and exchanged. The pro forma financial information also assumes a value for the Shares based on the closing price of the Shares on the Neuer Markt on September 28, 2001 of E0.80 per Share, equivalent to US$0.73 using the exchange rate on such date of E0.909918 per US$1.00. The pro forma adjustments are based upon available information and certain assumptions that Carrier1 believes are reasonable under the circumstances.

    The following unaudited pro forma consolidated financial information has been presented for illustrative purposes only and does not purport (a) to represent what Carrier1's results of operations or financial condition would have actually been had the Offers in fact occurred at the date or for the periods presented or (b) to project Carrier1's results of operations for any future period or Carrier1's financial condition for any future date.

PRO FORMA CONSOLIDATED BALANCE SHEET
(AMOUNTS ARE PRESENTED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                 PRO FORMA
                                                              SEPTEMBER 30,    PRO FORMA       SEPTEMBER 30,
                                                                  2001        ADJUSTMENTS          2001
                                                              -------------   -----------      -------------
                                                               (UNAUDITED)    (UNAUDITED)       (UNAUDITED)
ASSETS                                                                            (1)              (1)
Current Assets:
  Cash and cash equivalents.................................   US$  36,342    US$       0       US$  36,342
  Restricted cash...........................................        13,852              0            13,852
  Restricted investments held in escrow.....................             0              0                 0
  Available-for-sale securities.............................        83,510        (52,924)(2)        30,586
  Accounts receivable, net of allowance for doubtful
    accounts of US$32,489...................................        88,272              0            88,272
  Unbilled receivables......................................        34,652              0            34,652
  Value-added tax refunds receivable........................        46,046              0            46,046
  Prepaid expenses and other current assets.................        24,875              0            24,875
                                                               -----------    -----------       -----------
    Total current assets....................................       327,550        (52,924)          274,626
Property and Equipment--Net.................................       121,512              0           121,512
Investment in Related Party.................................         1,820              0             1,820
Investment--Other...........................................             6              0                 6
Other Assets................................................        21,473         (7,704)(3)        13,769
                                                               -----------    -----------       -----------
Total.......................................................   US$ 472,361    US$ (60,629)      US$ 411,732
                                                               ===========    ===========       ===========
LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
  Accounts payable..........................................   US$  91,216    US$       0       US$  91,216
  Accrued network costs.....................................        25,230              0            25,230
  Accrued refile costs......................................        44,489              0            44,489
  Accrued interest..........................................         3,931         (3,931)(4)             0
  Accrued contract penalty charges..........................        12,036              0            12,036
  Restructuring reserve.....................................        11,280              0            11,280
  Value-added tax payables..................................        19,440              0            19,440
  Other liabilities.........................................        13,281          4,408 (5)        17,689
  Deferred revenue..........................................         7,158              0             7,158
  Short-term debt...........................................         1,489              0             1,489
                                                               -----------    -----------       -----------
    Total current liabilities...............................       229,550            477           230,027
Deferred Revenue............................................       102,023              0           102,023
Long-Term Debt
  Senior notes..............................................       235,517       (235,517)(6)             0
                                                               -----------    -----------       -----------
    Total long-term debt....................................       235,517       (235,517)                0
                                                               -----------    -----------       -----------
Commitments and Contingencies
    Total liabilities.......................................       567,090       (235,040)          332,050
                                                               -----------    -----------       -----------
Shareholders' (Deficit) Equity(7)...........................       (94,729)       174,412 (8)        79,683
Total.......................................................   US$ 472,361    US$ (60,628)      US$ 411,733
                                                               ===========    ===========       ===========

------------------------------

(1) Reflects the pro forma presentation assuming that 100% in aggregate principal amount of the Notes are tendered and exchanged.

(2) Represents the cash and investments used to purchase the Notes and the accrued interest on the Notes through December 5, 2001 in accordance with the Offers.

(3) Represents the release of the net unamortized financing costs incurred in connection with the original issuance of the Notes.

(4) Represents the reversal of the accrued interest on the Notes.

(5) Represents the accrual for the transaction costs resulting from the 100% tender and exchange of the Notes.

(6) Represents the repurchase of the book value of the Notes.

(7) On a pro forma basis, 71,425,466 Shares would have been issued and outstanding as of September 30, 2001.

(8) Represents the net increase in issued and paid-in capital resulting from issuance of common stock pursuant to the Offers and the net extraordinary gain from the repurchase of the Notes offset by the release of the net unamortized financing costs in connection with the original issuance of the Notes.

CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS ARE PRESENTED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                          PRO FORMA
                                                       NINE MONTHS                       NINE MONTHS
                                                          ENDED                             ENDED
                                                      SEPTEMBER 30,     PRO FORMA       SEPTEMBER 30,
                                                           2001        ADJUSTMENTS           2001
                                                      --------------   -----------      --------------
                                                       (UNAUDITED)     (UNAUDITED)       (UNAUDITED)
                                                                           (1)               (1)
Revenues............................................   US$ 284,635     US$      0        US$ 284,635

Operating expenses:
  Cost of services (exclusive of items shown
    separately below)...............................       307,767              0            307,767
  Selling, general and administrative...............        66,859              0             66,859
  Depreciation and amortization.....................        48,040              0             48,040
  Restructuring.....................................        15,937              0             15,937
  Impairment of long-lived assets...................       429,163              0            429,163
                                                       -----------     ----------        -----------
Total operating expenses............................       867,766              0            867,766
                                                       -----------     ----------        -----------
Loss from operations................................      (583,131)             0           (583,131)
                                                       -----------     ----------        -----------
Other income (expense):
  Interest expense..................................       (23,889)        23,889 (2)              0
  Interest income...................................        10,106         (1,727)(3)          8,379
  Currency exchange (loss) gain, net................        (2,330)             0             (2,330)
  Other, net........................................           (37)             0                (37)
                                                       -----------     ----------        -----------
Total other income (expense)........................       (16,150)        22,162              6,012
                                                       -----------     ----------        -----------
Loss before income tax (expense) benefit and
  extraordinary item................................      (599,281)        22,162           (577,119)

Income tax (expense) benefit--Net of valuation
  allowance.........................................          (368)             0 (4)           (368)
                                                       -----------     ----------        -----------
Loss before extraordinary item......................      (599,649)        22,162           (577,487)

Extraordinary gain (loss) on early extinguishment of
  debt--Net of US$0 tax benefit.....................             0              0                  0
                                                       -----------     ----------        -----------
Net loss............................................   US$(599,649)    US$ 22,162        US$(577,487)
                                                       ===========     ==========        ===========

EARNINGS (LOSS) PER SHARE:
  Loss before extraordinary item....................        (13.99)            --              (8.09)
  Extraordinary gain (loss).........................            --             --                 --
  Net loss..........................................        (13.99)            --              (8.09)

Weighted average Shares.............................    42,862,000     28,550,000 (5)     71,412,000

------------------------------

(1) Reflects the pro forma presentation assuming that 100% in aggregate principal amount of the Notes are tendered and exchanged.

(2) Reflects the reduction in interest expense resulting from the 100% tender and exchange of the Notes.

(3) Reflects the adjustment in interest income as a result of the net change in cash and investments.

(4) Carrier1 believes that it has sufficient tax losses to offset the extraordinary gain on the exchange of the Notes. As a result Carrier1 has not made a provision for income taxes.

(5) Reflects the issuance of the 28,550,000 Shares resulting from the 100% tender and exchange of the Notes and assuming no change in the number of Shares issued and outstanding from December 20, 2001 to the Payment Date.

                                 CAPITALIZATION

    The following table sets forth Carrier1's historical cash position and capitalization as of September 30, 2001. The information set forth in the following table should be read in conjunction with the financial statements incorporated by reference in this Statement. The pro forma column gives effect to the Offers assuming that 100% of the Notes are tendered in the Offers and accepted and assuming no changes in the number of Shares issued and outstanding between December 20, 2001 and the Payment Date. As a result, the pro forma column gives effect to the issuance of 28,550,000 Shares and a reduction in cash of US$52.9 million (including US$43.3 million to pay the cash portion of the Purchase Price and US$9.6 million to pay the accrued and unpaid interest).

CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2001 (UNAUDITED)
(AMOUNTS ARE REPRESENTED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                              AS OF SEPTEMBER 30, 2001
                                                     ------------------------------------------
                                                                    PRO FORMA
                                                       ACTUAL      ADJUSTMENTS       PRO FORMA
                                                     -----------   -----------      -----------
                                                     (UNAUDITED)   (UNAUDITED)      (UNAUDITED)
Cash, Cash Equivalents, Restricted Cash and
  Marketable Securities............................  US$ 133,705   US$ (52,924)     US$  80,781

Long Term Debt
13.25% Senior Euro Notes due 2009..................       75,517       (75,517)               0
13.25% Senior Dollar Notes due 2009................      160,000      (160,000)               0
                                                     -----------   -----------      -----------
  Total Long Term Debt.............................      235,517      (235,517)               0

Shareholders' Equity
  Total Shareholders' Equity.......................      (94,729)      174,412 (1)       79,683
  Total Capitalization.............................  US$ 140,788   US$ (61,105)     US$  79,683
                                                     ===========   ===========      ===========

------------------------------

(1) Represents the net increase in issued and paid-in capital resulting from issuance of common stock pursuant to the Offers and the net extraordinary gain from the repurchase of the Notes offset by the release of the net unamortized financing costs in connection with the original issuance of the Notes.

                         CARRIER1'S LARGEST SHAREHOLDER

    The Company's largest shareholder is Carrier One LLC, which as of December 20, 2001 held 28,272,087 Shares, representing approximately 65.9% of the Shares issued and outstanding on that date. Assuming that 100% of the Notes are tendered and are accepted for purchase in the Offers and assuming that Carrier1 will issue 28,550,000 Shares pursuant to the Offers, Carrier One LLC's Shares will represent approximately 39.6% of Carrier1's Shares issued and outstanding after the consummation of the Offers.

    Interests in Carrier One LLC are beneficially held by Providence Equity Partners, L.P., Primus Capital Fund IV Limited Partnership and a number of individuals affiliated with those entities and with Carrier1. For more information concerning the beneficial ownership of Carrier One LLC, please see "Item 12. Security Ownership of Certain Beneficial Owners and Management" in the Annual Report.

    It is a condition to the Offers that Carrier One LLC enter into the Deed. Under the Deed, Carrier One LLC may not (i) Transfer any Shares held by it on the Payment Date until the 90th day following the Payment Date, (ii) Transfer more than one-third of the Shares held by it on the Payment Date until the 180th day following the Payment Date or (iii) Transfer more than two-thirds of the Shares held by it on the Payment Date until the 270th day following the Payment Date; provided that Carrier One LLC may Transfer Shares in connection with or after (x) the acquisition of Control of Carrier1 by a person or group of persons acting in concert or (y) the merger or consolidation of Carrier1 with or into any person.

    In addition to placing certain restrictions on the ability of Carrier One LLC to Transfer its Shares, the Deed will obligate Carrier One LLC (i) not to nominate at any time more than two persons for the Board, (ii) to vote its Shares and otherwise use its reasonable efforts to ensure that, so long as (x) the Agreed Holders have collectively nominated a suitably qualified person to become an Independent Director of the Board and (y) Carrier1 shall have approved such person to be a member of the Board (such approval not to be unreasonably withheld or delayed), such person shall have become a member of the Board within 60 days following the Payment Date, (iii) to vote its Shares and otherwise use its reasonable efforts to effect a change in the composition of the Board such that, within 60 days following the Payment Date, the Board is considered an Independent Board and (iv) to vote its Shares and otherwise use its reasonable efforts to ensure that from the 60th day following the Payment Date until the 365th day following the Payment Date the Board is considered an Independent Board. The obligations described in clause (ii) above terminate on the 180th day following the Payment Date. See "Certain Information Concerning Carrier1--The Board".

                          DESCRIPTION OF SHARE CAPITAL

    Set forth below is a summary of certain information concerning Carrier1's share capital and certain material provisions of Carrier1's Articles of Incorporation and the Luxembourg Law on Commercial Companies in effect as of the date of this Statement. This summary contains information that Carrier1 considers to be material regarding the share capital of Carrier1, but it does not purport to be complete and is qualified in its entirety by reference to Carrier1's Articles of Incorporation and the Luxembourg Law on Commercial Companies.

    As of December 20, 2001, Carrier1 had outstanding 42,883,039 Shares with a par value of US$2.00, all of which had been paid in full, representing a subscribed capital amount of US$85,766,078. As of December 20, 2001, there were a total of 57,693 U.S. dollar warrants and 22,255 euro warrants exercisable at US$2.00 per share for a total of 554,845 Shares. The U.S. dollar warrants and euro warrants were initially offered as units with the Dollar Notes and Euro Notes, respectively, but were subsequently detached from the Notes and now trade separately.

    The total authorized capital of Carrier1, including the outstanding subscribed capital, is set at US$200,000,000, consisting of a total of 100,000,000 Shares, par value US$2.00. Pursuant to Carrier1's Articles of Incorporation (the "Articles"), the Board has been authorized to issue further Shares so as to bring the total capital of Carrier1 up to the total authorized capital in whole or in part from time to time. The authorization lapses five years after the publication in the Luxembourg official gazette of the amendment to the Articles pursuant to which the authorized capital was increased, which occurred at the extraordinary shareholders' meeting on June 13, 2000, and may be renewed by shareholder vote at an extraordinary meeting. Assuming the exercise of all outstanding warrants but no other changes to the number of issued and outstanding Shares as of December 20, 2001 prior to the Payment Date, the issued share capital of Carrier1 before consummation of the Offers would consist of 43,437,884 Shares (not including additional Shares issuable upon exercise of options held by Carrier1's directors and employees).

    Assuming that Carrier1's registrar or its equivalent reports that there are 42,883,039 Shares outstanding on the business day preceding the Expiration Date and assuming an FX Rate of 0.909918, then, if 100% of the Notes are tendered and accepted for purchase. Carrier1 will issue 28,550,000 Shares pursuant to the Offers and there will be 71,433,039 Shares issued and outstanding (not including Shares that are issuable pursuant to warrants or options) after consummation of the Offers.

    In the event that, prior to the Expiration Date, Carrier1 consummates any Share splits, reverse Share splits or Share reclassifications, the number of Shares to be issued as described above will be adjusted accordingly. In addition, prior to the Payment Date, Carrier1 will not issue any Shares or any securities convertible into Shares, other than pursuant to warrants outstanding on the date of this Statement.

MEETINGS OF SHAREHOLDERS

    Meetings of shareholders may be either ordinary or extraordinary. At ordinary meetings, which do not currently require a quorum, shareholders can decide on most matters, but they cannot decide matters that entail a modification of the Articles. Only at extraordinary meetings, for which more stringent quorum and majority conditions apply, can shareholders modify the Articles. Among other things, a merger, liquidation or transformation of Carrier1 into another form of company, increases (unless decided by the Board within the limits of the authorized capital) or decreases of share capital or issuance of a new class of shares would all require modification of the Articles. A quorum of 50% and a vote of two-thirds of the Shares present or represented are required to amend the Articles. If the quorum is not achieved, however, then a second meeting may be called, at which no quorum is required.

    Carrier1 must hold a general meeting every year at the place and date indicated in the Articles. This annual general shareholders' meeting is an ordinary meeting. Annual general shareholders' meetings usually have on their agenda the approval of the annual accounts and related issues, such as approval of the management report prepared by the Board and of the report of the statutory auditor, and the use of profits shown on the balance sheet, including the distribution of dividends. See "--Dividends" and, for further details about Carrier1's dividend policy, "Dividend Policy".

    Ordinary and extraordinary shareholders' meetings may be called by the Board or by the statutory auditor. The Board and the statutory auditor must convene a meeting if requested in writing by shareholders representing at least 20% of the subscribed capital of Carrier1.

VOTING AND QUORUM REQUIREMENTS

    Matters brought before ordinary shareholders' meetings do not require a quorum but must receive a majority of the votes cast to pass. Extraordinary meetings, which are required to amend the Articles, require a quorum of at least half of the outstanding shares and may only act with a vote of two-thirds of the shares present. If the quorum condition is not fulfilled, however, a second meeting with the same agenda may be called, for which the same two-thirds majority condition applies but for which no quorum is required.

    For purposes of Luxembourg law, a "change of nationality" of Carrier1 would require approval by all the shareholders. Such a "change of nationality" would typically consist of a permanent transfer of its registered office outside of Luxembourg, but would not include a merger with a non-Luxembourg company in which the non-Luxembourg company survives. An increase of any obligations of shareholders set forth in the Articles would also require approval of all shareholders affected.

DIRECTORS' LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

    Under Luxembourg law, civil liability of directors both to the company and to third parties is generally considered to be a matter of public policy. It is possible that Luxembourg courts would declare void an explicit or even implicit contractual limitation on directors' liability to Carrier1. Carrier1, however, can validly agree to indemnify the directors against the consequences of liability actions brought by third parties (including shareholders if such shareholders have personally suffered a damage which is independent of and distinct from the damage caused to Carrier1). The Articles contain such an agreement.

APPOINTMENT AND REMOVAL OF DIRECTORS

    The Articles provide that directors are elected by the shareholders at a general meeting for a maximum term of six years (except in case of a vacancy where the Board may provisionally appoint a director to fill such a vacancy until the next general meeting). Directors may be re-elected indefinitely for further terms of up to six years. Under the Articles, a minimum of three directors is required but there is no maximum unless so resolved by the shareholders at a general meeting.

    There are no restrictions in the Articles or under Luxembourg law as to nationality, residence or professional qualifications for directors. There is no age limit nor are directors required to retire by rotation. Directors may be removed, at any time with or without cause, at any ordinary shareholders' meeting.

POWERS OF THE BOARD

    The Board has wide powers to perform all acts necessary or desirable for accomplishing Carrier1's aims. The Board may delegate daily management to one or more directors, officers, executives, employees or other persons, provided that any delegation to a member of the Board has been previously authorized by the shareholders at a general meeting.

OFFICERS

    Under Luxembourg law, an employee of Carrier1 can only be liable to Carrier1 for damages brought about by his or her willful acts or gross negligence. Any arrangement providing for the indemnification of officers against claims of Carrier1 would be contrary to public policy.

    Employees are liable to third parties under general tort law and may enter into arrangements with Carrier1 providing for indemnification against third party claims. An indemnification arrangement can never cover a willful act or gross negligence.

DIVIDENDS

    Dividends may only be paid out of the distributable profits and unrestricted reserves of Carrier1 as shown in Carrier1's audited accounts for the most recently completed financial year, which would consist of the profit (if any) for such year and retained earnings from prior years after deduction for losses carried over from prior years and reserves required by law or the Articles. The Luxembourg law on companies requires Carrier1 to set up a reserve equal to 10% of the subscribed capital by allocating yearly at least 5% of its profits to the reserve account until it reaches the 10% threshold. Since Carrier1 has not had profits through September 30, 2001, it has not allocated any amount to the reserve account to date.

    Under Luxembourg law, the Board may pay interim dividends because the Articles contain a specific provision to that effect. However, formal and substantive requirements have to be met in order for Carrier1 to pay interim dividends. These include a requirement that Carrier1 prepare financial statements showing that funds are available for distribution. The amount of such distribution may not (x) exceed the profits earned by Carrier1 since the end of the last financial year for which the annual accounts have been approved by the general shareholders' meeting PLUS (y) retained earnings and withdrawals from unrestricted reserves and MINUS (z) carried-forward losses and amounts to be mandatorily paid to a reserve account. No interim dividends may be paid out during the first six months of Carrier1's accounting year nor before the approval of the annual accounts of the previous accounting year by a general shareholders' meeting.

    Carrier1's statutory auditor must verify whether the conditions for the payment of interim dividends are fulfilled.

    If an interim dividend exceeds the dividend set by the shareholders at the annual ordinary shareholders' meeting, the excess is deemed an advance payment of the next dividend.

    Dividends may be paid in U.S. dollars or in Shares or otherwise as the Board may determine in accordance with Luxembourg law. Payment of any dividends will be made to holders of Shares at their addresses in the register maintained by or on behalf of Carrier1. Carrier1 has never declared or paid any dividends and does not expect to do so in the foreseeable future. See "Dividend Policy".

    Nonresidents of Luxembourg who hold Shares may be subject to Luxembourg statutory withholding tax in respect of any cash dividends paid. See "Certain Luxembourg Tax Considerations".

CAPITAL INCREASES; PRE-EMPTIVE RIGHTS

    The subscribed capital and the authorized capital of Carrier1 may be increased or reduced by the shareholders at a shareholders' meeting under the same quorum and majority requirements applicable to an amendment of the Articles. The Board may issue shares (up to the amount authorized by the Articles) without shareholder approval, and, if so decided by the Board, shareholders will have no pre-emptive rights in connection with such issuance. Holders of Shares outstanding prior to the Offers will have no pre-emptive rights in connection with the Offers.

    In the event that pre-emptive rights are not disallowed by the Board, all shareholders will be notified of the period during which preemptive rights may be exercised, as determined by the Board. Under Luxembourg law, this period must be at least 30 days. Pre-emptive rights are transferable and may be sold, prior to exercise.

    If the Offers are successful, then up to but not including the earlier to occur of (i) the 180th day following the Payment Date, (ii) the appointment of a majority of Independent Directors on the Board, (iii) the issuance of Shares in a transaction involving the issuance of 10% or more of the outstanding Shares to any person or group of persons acting in concert (other than to Providence Equity Partners, L.P. or any of its Controlled affiliates), (iv) the acquisition of Control of Carrier1 by a person or group of persons acting in concert and (v) the merger or consolidation of Carrier1 with or into any person, the then-existing shareholders of Carrier1 shall have pre-emptive rights over the issuance by Carrier1 for cash of any Shares or any securities convertible into Shares, other than pursuant to warrants and options outstanding on the date hereof and any other options issued to employees and other than pursuant to public offerings.

LIQUIDATION RIGHTS

    The shareholders of Carrier1 may dissolve Carrier1 under the conditions prescribed for modification of the Articles. If such dissolution were to occur, Carrier1 would then be liquidated, and after payment of its debts or consignment of the sums necessary to pay such debts, the shareholders would be entitled to the remaining assets of Carrier1, in proportion to their holdings.

FORM AND TRANSFER OF SHARES

    As a general matter under Luxembourg law, Shares may be issued in registered or bearer form, at the option of the shareholder. As a result of an amendment to the Articles approved by shareholders at the extraordinary meeting held on June 13, 2000, Shares must be issued in registered form, unless the Board determines otherwise.

    The Shares to be issued pursuant to the Offers are subject to various restrictions on transfer. See "Transfer Restrictions Applying to the Shares". After such restrictions cease to apply, beneficial interests in the Shares will be transferable in accordance with the rules and regulations of Clearstream, Frankfurt. The Shares are also expected to be accepted for clearance through Clearstream, Frankfurt, Euroclear and Clearstream Banking, SOCIETE ANONYME, or Clearstream, Luxembourg and will be delivered in book-entry form through their respective book-entry facilities. After such restrictions cease to apply, the Shares may be credited at the option of Holders either to a German bank's Clearstream, Frankfurt account or to the accounts of participants with Euroclear or Clearstream, Luxembourg. Until listed on the Neuer Markt, the Shares issued pursuant to the Offers will have a restricted security identification number separate from those listed on the Neuer Markt in order to restrict this transfer. See "Transfer Restrictions Applying to the Shares".

    In general, title to Shares in bearer form passes by delivery of the certificates evidencing the Shares. Transfers of registered Shares require either (i) an inscription of the transfer in the share register of Carrier1 signed by the transferor and the transferee or their respective agents or
(ii) a notification of the transfer by the transferor or the transferee to Carrier1 which in turn must record such transfer in the share register maintained by it or on its behalf. Carrier1 or its registrar may also enter the transfer in the register on the basis of correspondence or other documents that establish the existence of an agreement between the transferor and the transferee.

    It is generally held that contractual restrictions on the transfer of Shares are legal provided they do not render the Shares inalienable for a prolonged period of time. Currently, the Articles provide that, if the Board determines that a proposed transfer of Shares would violate a restriction on transfer agreed to by the owner of such Shares or its predecessor in interest and brought to the attention of the Board, the Board may refuse to record such transfer in the share register of Carrier1 (with a provision that such refusal will not result in a situation where a shareholder is forced to continue to hold Shares for an extended period of time).

                                DIVIDEND POLICY

    Carrier1 has never declared or paid dividends, and it does not expect to do so in the foreseeable future. Carrier1 does not expect to generate any net income in the foreseeable future, but anticipates that future earnings generated from operations, if any, will be retained to finance the expansion and continued development of its business. Subject to the declaration of interim dividends by the Board, decisions to pay dividends may only be made by Carrier1's shareholders acting at a shareholders' meeting. If Carrier1 were to pay dividends, it would expect to pay them in either U.S. dollars or euros. Any cash dividends payable to holders of Shares who are nonresidents of Luxembourg would normally be subject to Luxembourg statutory withholding taxes. See "Certain Luxembourg Tax Considerations". Any future determination with respect to the payment of dividends on the Shares will depend upon, among other things, Carrier1's earnings, capital requirements, the terms of then-existing indebtedness, applicable requirements of Luxembourg corporate law, general economic conditions and such other factors considered relevant by the Board.

                         MARKET AND TRADING INFORMATION

SHARE PRICE INFORMATION

    Carrier1's Shares and ADSs have been traded on the Neuer Markt segment of the Frankfurt Stock Exchange ("CJN") and the Nasdaq National Market ("CONE"), respectively, since February 24, 2000, the date of Carrier1's initial public offering. The listing rules of the Neuer Market require Carrier1 to arrange for the Shares issued pursuant to the Offers to be listed on the Neuer Markt within one year from the date of issuance. Carrier1 intends to arrange for the Shares issued in the Offers to be listed on the Neuer Markt by the 90th day following the Payment Date.

    Carrier1 will deliver Shares and not ADSs pursuant to the Offers. Holders who receive Shares pursuant to the Offers will not be able to deposit those Shares under Carrier1's ADS scheme or receive ADSs.

    The following table sets forth, for the periods indicated, the high and low closing bid prices per Share in euros as reported on the Neuer Markt.

                                 HIGH       LOW
                               --------   --------
                                  E          E
2000
First quarter................   174        90
Second quarter...............   100.5      52
Third quarter................    85        39
Fourth quarter...............    55.50     16.10

2001
First quarter................    32.30      8.60
Second quarter...............     3.39      3.40
Third quarter................     3.84      0.68
Fourth quarter(1)............     2.35      0.72

------------------------------

(1) The closing bid price for the Shares as reported on the Neuer Markt on January 3, 2002, was E1.55.

                  TRANSFER RESTRICTIONS APPLYING TO THE SHARES

    By tendering its Notes, each Holder who tenders Notes pursuant to the Offers agrees that it will not (i) Transfer any Shares issued pursuant to the Offers until the 90th day following the Payment Date, (ii) Transfer more than one-third of such Shares held by such Holder on the Payment Date until the 180th day following the Payment Date or (iii) Transfer more than two-thirds of such Shares held by such Holder on the Payment Date until the 270th day following the Payment Date; provided that any such Holder may Transfer Shares in connection with or after (x) the acquisition of Control of Carrier1 by a person or group of persons acting in concert or (y) the merger or consolidation of Carrier1 with or into any person; provided further that this restriction shall not apply to any Shares held by the Holders other than those acquired pursuant to the Offers.

    In addition, pursuant to a requirement of the Neuer Markt, by tendering Notes, each Holder who tenders Notes agrees not to Transfer any Shares issued pursuant to the Offers until such Shares are listed on the Neuer Markt. Shares issued pursuant to the Offers will have a separate, restricted security identification number until such Shares are listed on the Neuer Markt. Carrier1 intends to arrange for the Shares issued in the Offers to be listed on the Neuer Markt by the 90th day following the Payment Date.

                                   THE OFFERS

TERMS OF THE OFFERS

    Upon the terms and subject to the conditions set forth in this Statement (including, with respect to each Offer, if such Offer is amended or extended, the terms and conditions of any such amendment or extension) and in the accompanying Consent and Letter of Transmittal, Carrier1 is offering to purchase for cash and Shares any and all of Carrier1's outstanding Euro Notes and Dollar Notes from Holders at the Purchase Price, which is, with respect to the Euro Notes, E182.50 and the Designated Euro Amount of Shares per E1,000 principal amount of Euro Notes and, with respect to the Dollar Notes, US$182.50 and the Designated Dollar Amount of Shares per US$1,000 principal amount of Dollar Notes. In addition to the Purchase Price, tendering Holders whose Notes are accepted for purchase will receive any accrued and unpaid interest in cash through December 5, 2001.

    The "Designated Euro Amount" equals the result, rounded to the nearest whole number, of "A" multiplied by the FX Rate, where "A" equals:

                B
             -------
             (1-.40)      - B
------------------------------------------------
         (160,000 + (85,000 X FX Rate))

and "B" equals the amount of Shares outstanding as of the business day preceding the Expiration Date, as such amount is reported to Carrier1 by its share registrar or equivalent. The "FX Rate" means the average of the spot euro to U.S. dollar exchange rates in effect on each of the five trading days preceding the Expiration Date. Such rates shall be the closing spot rates compiled by JP Morgan FX Research department as quoted in The Wall Street Journal Europe, or, if unavailable, the closing spot rates reasonably determined by Carrier1. For example, such closing spot rate on December 20, 2001 was 0.897.

    The "Designated Dollar Amount" equals "A" (as defined above), rounded to the nearest whole number.

    In the event that prior to the Expiration Date, Carrier1 consummates any Share splits, reverse Share splits or Share reclassifications, the number of Shares to be issued as described above will be adjusted accordingly.

    Payment of the Purchase Price plus the interest through December 5, 2001 for Notes validly tendered and accepted for purchase shall be made on the Payment Date, which shall promptly follow the Expiration Date.

    THE AGREED HOLDERS HAVE AGREED PURSUANT TO THE TENDER AND CONSENT AGREEMENT TO TENDER (AND NOT WITHDRAW) CERTAIN NOTES THAT TOGETHER CONSTITUTE MORE THAN 50% OF THE PRINCIPAL AMOUNT OF THE EURO NOTES OUTSTANDING AND MORE THAN 50% OF THE PRINCIPAL AMOUNT OF THE DOLLAR NOTES OUTSTANDING, AND THEREBY TO DELIVER (AND NOT REVOKE) THEIR CONSENTS TO THE PROPOSED AMENDMENTS WITH RESPECT TO SUCH NOTES AS PROMPTLY AS PRACTICABLE BUT IN NO EVENT LATER THAN FIVE BUSINESS DAYS FOLLOWING THE DATE OF THIS STATEMENT. THE TENDER AND CONSENT AGREEMENT MAY BE TERMINATED BY CARRIER1 OR THE AGREED HOLDERS IF THE OFFERS ARE NOT CONSUMMATED ON OR PRIOR TO MARCH 31, 2002. IN THE EVENT OF SUCH TERMINATION, THE AGREED HOLDERS WILL NO LONGER BE OBLIGATED TO TENDER (AND NOT WITHDRAW) SUCH NOTES OR TO DELIVER (AND NOT REVOKE) THEIR CONSENTS IN RESPECT OF SUCH NOTES. THE AGREED HOLDERS HAVE ALSO AGREED NOT TO TAKE ANY ACTION, DIRECTLY OR INDIRECTLY, TO ENFORCE, OR THAT MAY LEAD TO AN ENFORCEMENT OF, ANY REMEDIES FOR EVENTS OR OCCURRENCES THAT (x) WOULD UNDER THE APPLICABLE INDENTURE CONSTITUTE AN EVENT OF DEFAULT (AS DEFINED THEREIN) BUT (y) WOULD NOT UNDER THE APPLICABLE INDENTURE AS AMENDED BY THE APPLICABLE SUPPLEMENTAL INDENTURE CONSTITUTE AN EVENT OF DEFAULT (AS DEFINED THEREIN).

    By tendering its Notes, each Holder who tenders Notes pursuant to the Offers agrees not to (i) Transfer any Shares held by such Holder on the Payment Date until the 90th day following the Payment Date, (ii) Transfer more than one-third of the Shares held by such Holder on the Payment

Date until the 180th day following the Payment Date or (iii) Transfer more than two-thirds of the Shares held by such Holder on the Payment Date until the 270th day following the Payment Date; provided that any such Holder may transfer Shares in connection with or after (x) the acquisition of Control of Carrier1 by a person or group of persons acting in concert or (y) the merger or consolidation of Carrier1 with or into any person; provided that this lock-up restriction shall not apply to any Shares held by Holders other than those acquired pursuant to the Offers. In addition, pursuant to a requirement of the Neuer Markt, by tendering Notes, each Holder who tenders Notes agrees not to Transfer any Shares issued pursuant to the Offers until such Shares are listed on the Neuer Markt. Shares issued pursuant to the Offers will have a separate, restricted security identification until such Shares are listed on the Neuer Markt. Carrier1 intends to arrange for the Shares issued in the Offers to be listed on the Neuer Markt by the 90th day following the Payment Date.

    Carrier1 is also soliciting Consents to the Proposed Amendments to the Indentures from Holders. Holders who validly tender Notes pursuant to the Offers will be deemed to have delivered their Consents with respect to such Notes (and may not tender Notes in the Offers without being deemed to have delivered Consents), except for Notes delivered after the Expiration Date pursuant to the guaranteed delivery procedure. Holders may not deliver Consents without tendering their Notes in the Offers. See "--The Proposed Amendments".

    With respect to each Indenture, the Proposed Amendments require the Requisite Consents of Holders, meaning Consents of the Holders of not less than a majority in aggregate principal amount of the outstanding Euro Notes or Dollar Notes, as applicable, excluding for such purposes any Notes owned by Carrier1 or any of its affiliates.

    Upon receipt of the Requisite Consents with respect to each of the Euro Notes and the Dollar Notes and satisfaction of the conditions set forth in each Indenture, Carrier1 intends promptly after the Expiration Date to execute a Supplemental Indenture to each Indenture providing for the Proposed Amendments. The Notes will not be accepted for purchase until the related Supplemental Indentures have been executed. The Proposed Amendments will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offers, which are expected to occur promptly after the Expiration Date.

    IF THE REQUISITE CONSENTS TO AMEND THE INDENTURES ARE RECEIVED AND THE SUPPLEMENTAL INDENTURES BECOME OPERATIVE, THE PROPOSED AMENDMENTS WILL BE BINDING ON ALL NON-TENDERING HOLDERS. ACCORDINGLY, CONSUMMATION OF THE OFFERS AND THE ADOPTION OF THE PROPOSED AMENDMENTS MAY HAVE ADVERSE CONSEQUENCES FOR HOLDERS WHO ELECT NOT TO TENDER IN THE OFFERS. AS A RESULT OF THE TENDER AND CONSENT AGREEMENT, CARRIER1 BELIEVES THAT THE REQUISITE CONSENTS WILL BE RECEIVED. SEE "RISK FACTORS".

    The Offer will expire at 11:59 p.m. New York City time, Friday, February 1, 2002, unless extended.

    Carrier1's obligation to accept and pay for Notes validly tendered pursuant to the Offers is conditioned upon satisfaction of the Minimum Tender Condition, the Supplemental Indenture Condition, the Deed Condition and the Independent Director Condition, and satisfaction or waiver of the General Conditions to the Offers. Subject to applicable securities and other laws and the terms and conditions set forth in this Statement and in the accompanying Consent and Letter of Transmittal, Carrier1 reserves the right (i) to waive the General Conditions to the Offers, (ii) to extend or terminate the Offers including, without limitation, such extensions as may be due to delays relating to procedural requirements or (iii) to otherwise amend the Offers in any respect. See "--Conditions to the Offers". The rights reserved by Carrier1 in this paragraph are in addition to Carrier1's rights to terminate the Offers described under "--Conditions to the Offers". Any extension, amendment or termination of the Offers will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Offers to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, Carrier1 shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. The Tender and Consent Agreement may be terminated by Carrier1 or the Agreed Holders if the Offers are not consummated on or prior to March 31, 2002. In the event of such termination, the Agreed Holders will no longer be obligated to tender (and not withdraw) certain Notes beneficially owned by them or to deliver (and not revoke) their Consents in respect of such Notes.

    The issuance of the Shares for an in kind contribution of Notes will be subject to, among other things, Articles 26-1 and 32-1(5) of the Luxembourg law of August 10, 1915 on Commercial Companies, as subsequently modified. These provisions require that a report on non-cash contributions be prepared by a "REVISEUR D'ENTERPRISES" (an independent auditor) that shows that the value of the contribution corresponds at least to the number and nominal value of the shares and related share premium, if any, to be issued as consideration. The Company expects the valuation of the non-cash contribution per Share to be at least US$2, which is the current nominal value of each Share. However, should the valuation be less than US$2 per Share, the Offers may need to be extended to facilitate the issuance of Shares or terminated if the Shares may not be issued.

    Tenders of Notes may be withdrawn on or prior to the Expiration Date in compliance with the procedures described herein. Tenders of Notes may also be withdrawn if the Offers are terminated without any Notes being purchased thereunder. A valid withdrawal of tendered Notes on or prior to the Expiration Date will constitute the concurrent valid revocation of the withdrawing Holder's related Consent. A Holder cannot revoke its Consent without also withdrawing the tender of its Notes. Such withdrawal and revocation may not be made following the Expiration Date.

    All Notes validly tendered in accordance with the procedures set forth under "--Procedures for Tendering Notes" and not withdrawn in accordance with the procedures set forth under "--Withdrawal of Tenders" on or prior to the Expiration Date will, upon the terms and subject to the conditions hereof, including satisfaction of the Minimum Tender Condition, the Supplemental Indenture Condition, the Deed Condition, the Independent Director Condition and satisfaction or waiver of the General Conditions, be accepted for purchase by the Company.

    If the Offers are terminated or withdrawn, or the Notes are not accepted for purchase, the Supplemental Indentures will not become operative, and no Purchase Price or interest will be paid or payable for the Notes. If any tendered Notes are not purchased pursuant to the Offers for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned promptly following the Expiration Date or termination of the Offers without expense to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at the Depository Trust Company ("DTC"), Euroclear or Clearstream, as applicable, from which such Notes were delivered) unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal.

    Carrier1 expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes after the Expiration Date, through open-market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms that may differ materially from the terms of the Offers.

    By tendering its Notes in the Offers, each tendering Holder agrees to waive
(i) any and all causes of action and other claims, to the extent they have arisen prior to the Payment Date, against Carrier1, any of its affiliates, or any past or present director, officer, employee or shareholder of Carrier1 under or relating to the Notes, except any such claims for fraud under Notes not tendered pursuant to the Offers and (ii) any and all causes of action and other claims of any nature not related to the Notes, to the extent they have arisen prior to the Payment Date, against any past or present director, officer, employee or shareholders of Carrier1, except any such claims for fraud.

PROPOSED AMENDMENTS

    This section sets forth a brief description of the Proposed Amendments to the Indentures (which are substantially identical) for which Consents are being solicited. The summaries of provisions of the Indentures set forth below are qualified in their entirety by reference to the full and complete terms contained in the applicable Indenture. Capitalized terms appearing below but not defined in this Statement have the meanings assigned to such terms in the applicable Indenture.

    DELETION AND MODIFICATION OF COVENANTS. The Proposed Amendments would delete in their entirety the following covenants and references thereto from each Indenture, as well as the events of default related to such covenants:

SECTION 4.03 LIMITATION ON INDEBTEDNESS. This provision currently restricts the ability of Carrier1 and its subsidiaries to incur certain indebtedness.

SECTION 4.04 LIMITATION ON RESTRICTED PAYMENTS. This provision currently restricts the ability of Carrier1 and its subsidiaries to make certain payments, such as dividends, or engage in certain investments.

SECTION 4.05  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS
              AFFECTING RESTRICTED SUBSIDIARIES. This provision currently restricts the ability of Carrier1 and its subsidiaries to permit or incur encumbrances on the ability of its subsidiaries to pay dividends, pay indebtedness, make loans or advances to Carrier1 or Carrier1's subsidiaries or transfer property or assets to Carrier1 or Carrier1's subsidiaries.

SECTION 4.06  LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF
              RESTRICTED SUBSIDIARIES. This provision currently restricts the ability of Carrier1 and its subsidiaries to permit or incur encumbrances on the ability of its subsidiaries to issue or sell capital stock of its subsidiaries.

SECTION 4.07  LIMITATION ON THE ISSUANCES OF GUARANTEES BY RESTRICTED
              SUBSIDIARIES. This provision currently restricts the ability of Carrier1 and its subsidiaries to guarantee indebtedness of Carrier1 that is subordinate to or ranks
              PARI PASSU with the Euro or Dollar Notes, as applicable, without also guaranteeing Carrier1's obligations under the Euro or Dollar Notes, as applicable.

SECTION 4.08  LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND
              AFFILIATES. This provision currently restricts the ability of Carrier1 and its subsidiaries to enter into transactions with shareholders of more than 5% of Carrier1's capital stock or affiliates or with any affiliate of Carrier1 or its subsidiaries without meeting certain requirements.

SECTION 4.09 LIMITATION ON LIENS. This provision currently restricts the ability of Carrier1 and its subsidiaries to incur or assume certain liens.

SECTION 4.10 LIMITATION ON SALE--LEASEBACK TRANSACTIONS. This provision currently restricts the ability of Carrier1 and its subsidiaries to enter into certain sale-leaseback transactions.

SECTION 4.11 LIMITATIONS ON ASSET SALES. This provision currently restricts the ability of Carrier1 and its subsidiaries from selling certain of its or their assets.

SECTION 4.12 REPURCHASE OF NOTES UPON A CHANGE OF CONTROL. This provision currently obligates Carrier1, within 30 days of a change of control (as defined in the Indentures), to offer to purchase all outstanding Euro or Dollar Notes, as applicable, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest payable through the redemption date.

    DELETION OF MERGER RESTRICTION. The Proposed Amendments would delete in their entirety subparagraphs (ii), (iii) (iv) and (iv) of Section 5.01 of each of the Indentures, as well as the events of default related to such subparagraphs. Subparagraph (ii), (iii), (iv) and (v) of Section 5.01 currently impose certain restrictions upon mergers, consolidations and similar transactions involving Carrier1. The Proposed Amendments would also revise subparagraph (i) of Section 5.01 of each of the Indentures, which currently provides that any survivor or successor corporation following any such merger, consolidation or similar transaction may be organized under the laws of certain specified jurisdictions. The revision would permit any such survivor or successor corporation to be organized under the laws of any jurisdiction.

    DELETION OF CERTAIN EVENTS OF DEFAULT. The Proposed Amendments would delete in their entirety paragraphs (d), (e), (f), (g) and (h) of Section 6.01 and portions of Section 6.02 of each of the Indentures. Paragraph (d) currently provides that a breach of any covenant or agreement not relating to payment obligations in the applicable Indenture shall, after a 30-day grace period, constitute an Event of Default under such indenture. Paragraph (e) currently provides that certain events of default, or failure to make certain payments, with respect to certain other indebtedness of Carrier1 or certain of its subsidiaries, shall constitute an Event of Default under such Indenture. Paragraph (f) currently provides that certain judgments against Carrier1 or certain of its subsidiaries shall constitute an Event of Default under such Indenture. Paragraph (g) currently provides that certain court rulings with respect to bankruptcy, insolvency or similar proceedings brought against Carrier1 or certain of its subsidiaries will constitute an Event of Default. Paragraph (h) provides that the voluntary initiation by Carrier1 or certain of its subsidiaries of bankruptcy, insolvency, administration, a general assessment for the benefit of creditors or similar actions will constitute an Event of Default. Section 6.02 provides, among other things, for certain consequences relating to the Events of Default described in paragraphs (d), (e), (f),
(g) and (h) of Section 6.01 and the Proposed Amendments would eliminate such references to paragraphs (d), (e), (f), (g) and (h) of Section 6.01 from
Section 6.02 of each of the Indentures.

    DELETION OF DEFINITIONS. The Proposed Amendments would delete certain definitions from each Indenture made irrelevant as a result of the foregoing.

    OTHER ASPECTS OF THE PROPOSED AMENDMENTS. The Proposed Amendments with respect to each Indenture constitute a single proposal and a consenting Holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

    If the Requisite Consents for amendment of the Indentures have been received, Carrier1 and the Trustee will effect the Proposed Amendments to the Indentures on or promptly after the Expiration Date, but the Proposed Amendments will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offers, which is expected to occur promptly after the Expiration Date.

    IF THE PROPOSED AMENDMENTS BECOME OPERATIVE AND THE OFFERS ARE CONSUMMATED, NOTES THAT ARE NOT TENDERED OR, IF TENDERED, ARE NOT ACCEPTED FOR PURCHASE PURSUANT TO THE OFFERS, WILL REMAIN OUTSTANDING BUT WILL BE SUBJECT TO THE TERMS OF THE APPLICABLE INDENTURE AS MODIFIED BY THE APPLICABLE SUPPLEMENTAL INDENTURE.

ACCEPTANCE FOR PURCHASE AND PAYMENT FOR NOTES

    Upon the terms and subject to the conditions of this Statement and the accompanying Consent and Letter of Transmittal (including, with respect to each Offer, if such Offer is amended or extended, the terms and conditions of any such amendment or extension) and applicable law, Carrier1 will accept for purchase, and will pay the Purchase Price for, all Notes validly tendered (and not withdrawn) pursuant to the Offers on or prior to the Expiration Date. Such payment plus payment of accrued and unpaid interest through December 5, 2001 will be made by the deposit by Carrier1 with the Depositary of the Purchase Price plus such interest in immediately available funds and in Shares as promptly as practicable after the Expiration Date so that such payment may be made to tendering Holders on the Payment Date. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from Carrier1 and transmitting such payment to tendering Holders. Under no circumstances will interest on the Purchase Price or the accrued and unpaid interest be payable or paid by Carrier1 by reason of any delay on behalf of the Depositary in making such payment.

    Carrier1 expressly reserves the right, in its sole discretion and subject to Rule 14e-l(c) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law. See "--Conditions to the Offers". In all cases, payment by the Depositary to Holders of the Purchase Price and the interest will be made only after timely receipt by the Depositary of (i) certificates representing the Notes of such Holders or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC, Euroclear or Clearstream, as applicable, pursuant to the procedures set forth under "--Procedures for Tendering Notes",
(ii) either (x) a properly completed and duly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof) and, if applicable, an Agent's Message (as defined hereinafter) from DTC or (y) the equivalent from Euroclear or Clearstream in respect of the tender of the Notes and (iii) any other documents required by the Consent and Letter of Transmittal, as applicable.

    For purposes of the Offers, validly tendered Notes (or defectively tendered Notes for which the Company has waived such defect) will be deemed to have been accepted for purchase by Carrier1 if, as and when Carrier1 gives oral or written notice thereof to the Depositary.

    If any tendered Notes are not purchased pursuant to the Offers for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC, Euroclear or Clearstream, as applicable, from which such Notes were delivered) unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Expiration Date or termination of the Offers.

    Carrier1 reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offers, but any such transfer or assignment will not relieve the Company of its obligations under the Offers or prejudice the rights of tendering Holders to receive the Purchase Price and the accrued and unpaid interest pursuant to the Offers.

    It is a condition precedent to Carrier1's obligation to purchase the Notes pursuant to the Offers that, among other conditions, the Supplemental Indentures will have been executed. It is a condition subsequent to the effectiveness of the Proposed Amendments contained in each Supplemental Indenture that Carrier1 accept for purchase, and pay for, all Notes, as applicable, validly tendered (and not withdrawn) pursuant to the Offers. See "--Conditions to the Offers".

DELIVERY OF SHARES

    The Shares issued pursuant to the Offers will only be delivered in book-entry form to accounts with participants in Clearstream, Frankfurt, Clearstream, Luxembourg or Euroclear through their respective book-entry facilities. All Holders of Notes, validly tendered, whether through Euroclear, Clearstream or DTC, and accepted for purchase by Carrier1 will receive delivery of Shares through Clearstream, Frankfurt, Clearstream, Luxembourg, or Euroclear.

    THE SHARES ISSUED PURSUANT TO THE OFFERS WILL NOT BE DELIVERED THROUGH THE BOOK-ENTRY FACILITIES OF DTC. HOLDERS OF NOTES THROUGH DTC MUST CAREFULLY FOLLOW THE PROCEDURES SET FORTH BELOW UNDER "--PROCEDURES FOR TENDERING
NOTES--TENDERING NOTES HELD THROUGH DTC" IN ORDER TO RECEIVE THE SHARES DELIVERED THROUGH CLEARSTREAM, FRANKFURT, CLEARSTREAM, LUXEMBOURG OR EUROCLEAR.

    Shares issued pursuant to the Offers will, until the Shares are listed on the Neuer Markt, be subject to certain restrictions on Transfer. These Shares will have a separate, restricted security identification. In addition, by tendering their Notes, Holders will agree to certain other restrictions on their ability to transfer the Shares. See "Transfer Restrictions Applying to the Shares".

PROCEDURES FOR TENDERING NOTES

    THE TENDER OF NOTES PURSUANT TO THE OFFERS AND IN ACCORDANCE WITH THE PROCEDURES DESCRIBED BELOW WILL ALSO CONSTITUTE THE DELIVERY OF A CONSENT BY THE HOLDER OF SUCH NOTES WITH RESPECT TO SUCH NOTES, EXCEPT FOR NOTES DELIVERED AFTER THE EXPIRATION DATE PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE. CARRIER1 IS NOT SOLICITING AND WILL NOT ACCEPT CONSENTS TO THE PROPOSED AMENDMENTS FROM HOLDERS WHO ARE NOT TENDERING THEIR NOTES PURSUANT TO THE OFFERS.

    THE METHOD OF DELIVERY OF NOTES AS WELL AS CONSENTS AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH THE DTC AUTOMATED TENDER OFFER PROGRAM ("ATOP"), FOR WHICH THIS TRANSACTION WILL BE ELIGIBLE (EXCEPT FOR DELIVERY OF SHARES, AS EXPLAINED HEREINAFTER), OR THE EQUIVALENT PROCEDURE IN RESPECT OF NOTES HELD THROUGH EUROCLEAR OR CLEARSTREAM, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING NOTES AND DELIVERING CONSENTS AND LETTERS OF TRANSMITTAL, AND, EXCEPT AS OTHERWISE PROVIDED IN THE CONSENT AND LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY ON OR PRIOR TO SUCH DATE.

    TENDER OF NOTES. The tender by a Holder of Notes and delivery thereby of its Consent pursuant to one of the procedures set forth below (and the subsequent acceptance of such Notes for purchase by Carrier1) will constitute a binding agreement between such Holder and Carrier1 in accordance with the terms and subject to the conditions set forth herein, in the Consent and Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. Holders that wish to tender both Euro Notes and Dollar Notes using the Consent and Letter of Transmittal must complete separate Consents and Letters of Transmittal for Euro Notes and Dollar Notes.

    The procedures by which Notes may be tendered by beneficial owners who are not registered Holders will depend upon the manner in which the Notes are held.

    TENDER OF NOTES HELD THROUGH A CUSTODIAN. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and thereby deliver Consents in respect of such Notes should contact the registered Holder promptly and instruct such Holder to tender Notes and thereby deliver Consents on such beneficial owner's behalf. A letter containing instructions, which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes, is enclosed in the solicitation materials provided along with this Statement. If such beneficial owner wishes to tender such Notes itself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangement to register ownership of the Notes in such beneficial owner's name, if permitted, or follow the procedures described in "--Tender of Notes Held in Physical Form". The transfer of record ownership, if permitted, may take considerable time.

    TENDER OF NOTES HELD THROUGH DTC. TO TENDER EFFECTIVELY NOTES AND THEREBY DELIVER CONSENTS IN RESPECT OF SUCH NOTES THAT ARE HELD THROUGH DTC, ALL DTC PARTICIPANTS MUST PROPERLY COMPLETE AND DULY EXECUTE THE CONSENT AND LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF), TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY THE CONSENT AND THE LETTER OF TRANSMITTAL, AND MAIL OR DELIVER THE CONSENT AND LETTER OF TRANSMITTAL AND SUCH OTHER DOCUMENTS TO THE DEPOSITARY. Those holders who wish to receive the cash portion of the Purchase Price and the accrued and unpaid interest through ATOP, or for other reasons wish to use ATOP, should in addition, electronically transmit their acceptance (and thereby tender Notes) through ATOP, for which the transaction will be eligible (except for delivery of Shares, as explained hereinafter). Upon receipt of such Holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. If tendering Notes, the Holder must deliver Notes to the Depositary pursuant to the book-entry delivery procedures set forth below or the procedures set forth below for tendering Notes in physical form or must comply with the guaranteed delivery procedures set forth below, but tendering pursuant to such guaranteed delivery procedures will not be deemed delivery of a Consent with respect to any Notes so tendered.

    THE SHARES EXCHANGED FOR THE NOTES WILL NOT BE DELIVERED THROUGH DTC'S BOOK-ENTRY FACILITIES (EVEN IF SUCH NOTES WERE HELD AND TENDERED THROUGH DTC), BUT INSTEAD THROUGH THE BOOK-ENTRY FACILITIES OF CLEARSTREAM, FRANKFURT, CLEARSTREAM, LUXEMBOURG, OR EUROCLEAR. SEE "--DELIVERY OF SHARES" ABOVE. EACH HOLDER OF NOTES HELD THROUGH DTC MUST COMPLETE THE CONSENT AND LETTER OF TRANSMITTAL TO PROVIDE ACCOUNT DETAILS WITH A PARTICIPANT IN CLEARSTREAM, FRANKFURT, CLEARSTREAM, LUXEMBOURG OR EUROCLEAR, WHETHER (X) FOR THE DELIVERY OF SHARES AND THE CASH PORTIONS OF THE PURCHASE PRICE AND THE ACCRUED AND UNPAID INTEREST THROUGH DECEMBER 5, 2001, OR (Y) ONLY FOR THE DELIVERY OF SHARES (IF THE CASH IS TO BE PAID BY CHECK OR THROUGH THE DTC BOOK-ENTRY FACILITY). Copies of the Consent and Letter of Transmittal can be obtained for no charge from the Information Agent at the address set forth on the back cover of this Statement.

    Except with respect to Notes tendered using the guaranteed delivery procedure, unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Consent and Letter of Transmittal and, in the case of a tender through DTC's ATOP system, a properly transmitted Agent's Message), Carrier1 may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price and the accrued and unpaid interest. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

    Special considerations for Euro Notes held through DTC are discussed below under the heading "Tender of Euro Notes Held Through DTC".

    DTC BOOK-ENTRY DELIVERY PROCEDURES. The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offers within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Consent and Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, and, if applicable, an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at the addresses set forth on the back cover of this Statement on or prior to the Expiration Date. Holders tendering on or prior to the Expiration Date may validly tender Notes by complying with the guaranteed delivery procedure described below, but such tender of Notes will not constitute delivery of Consents with respect to such Notes. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation".

    The term "Agent's Message" means a message transmitted by DTC, in the case of acceptance through ATOP, to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Consent and Letter of Transmittal and agree to be bound by the terms of the Consent and Letter of Transmittal and that Carrier1 may enforce such agreement against such participants.

    TENDER OF EURO NOTES HELD THROUGH DTC. For Euro Notes held through DTC, the procedures specified above under the heading "Tender of Notes Held Through DTC" must be followed. However, payment of the cash portion of the Purchase Price and accrued and unpaid interest for any such Euro Notes will be made in accordance with payment instructions specified by the DTC participant tendering such Euro Notes and not through DTC's ATOP system (because payment will be denominated in euros and not U.S. dollars). Accordingly, a tendering DTC participant must provide to the Depositary payment instructions for a payment denominated in euros, using the space provided in the Consent and Letter of Transmittal (in the case of a tender through DTC's ATOP system, with the applicable VOI number provided in order to match the payment instruction with the corresponding ATOP instruction). Each DTC participant need provide these payment instructions only once.

    TENDER OF EURO NOTES HELD THROUGH EUROCLEAR AND CLEARSTREAM. To tender Euro Notes held through Euroclear or Clearstream, and thereby deliver Consents in respect of such Notes, Holders must arrange for an electronic instruction to be sent by the Euroclear or Clearstream participant, as applicable, to Euroclear or Clearstream, as applicable, in accordance with their normal procedures, instructing Euroclear or Clearstream, as the case may be, to tender the Notes and thereby deliver Consents on behalf of the Holder. The electronic instruction transmitted by Euroclear or Clearstream to the Depositary must contain a computer-generated message by which the Holder acknowledges receipt of the Consent and Letter of Transmittal and agrees to be bound by it and that the Company may enforce such agreement against it.

    Any Holder tendering Notes under this procedure must ensure that the above instructions transmitted through the Euroclear or Clearstream participant can be allocated to the Offers. Holders must submit a separate set of instructions for each related Consent and Letter of Transmittal submitted, and the instructions so transmitted must cover the entire aggregate principal amount of Notes tendered pursuant to such Consent and Letter of Transmittal. To the extent that instructions cannot be reconciled with the Offers, the tender of Notes may be deemed not to have been validly submitted.

    The Shares and the cash portion of the Purchase Price and accrued and unpaid interest will be delivered through the book-entry facilities of Euroclear and Clearstream as applicable. See "--Delivery of Shares".

    TENDER OF NOTES HELD IN PHYSICAL FORM. To tender effectively Notes held in physical form, a properly completed Consent and Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Consent and Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Statement and certificates representing such Notes must be received by the Depositary at such address on or prior to the Expiration Date. A tender of Notes may also be effected through the deposit of Notes with DTC, Euroclear or Clearstream, as applicable, and making book-entry delivery as described herein. A tendering Holder may comply with the guaranteed delivery procedure set forth below if such Holder is unable to tender Notes on or prior to the Expiration Date. Consents and Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to Carrier1, the Information Agent or the Trustee.

    If the Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then, in order to tender such Notes pursuant to the Offers, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below. In the event such procedures are followed by a beneficial owner, the Holder or Holders of such Notes must sign a valid proxy pursuant to the Consent and Letter of Transmittal, because the tender of Notes will be deemed a delivery of Consent to the Proposed Amendments in respect of the related Notes and only registered Holders as of the date of delivery of the Consent and Letter of Transmittal are entitled to deliver Consents.

    GUARANTEES OF SIGNATURES ON CONSENTS AND LETTERS OF TRANSMITTAL. Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor"), unless the Notes tendered and Consents delivered thereby are tendered and delivered (i) by a registered Holder of Notes (or by a participant in DTC, Euroclear or Clearstream whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Consent and Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if certificates representing Notes not accepted for purchase or not tendered are to be returned to a person other than the registered Holder, then the signature on the Consent and Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Consent and Letter of Transmittal.

    MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES. If a Holder desires to tender Notes and thereby deliver Consents in respect of such Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee to receive information about the procedures for obtaining replacement certificates for Dollar Notes at Telephone No.: (212) 946-8177 or -8178 or at the following address: JPMorgan Chase Bank, 450 West 33rd Street, 15th floor, New York, New York 10001-2097, U.S.A., Attention: Capital Markets Fiduciary Services or for Euro Notes at Telephone No.: (44 20) 7777 2358 or at the following address: JPMorgan Chase Bank, Trinity Tower, 9 Thomas More Street, London E1W 1YT, U.K., Attention:
Andrew Dellow.

    GUARANTEED DELIVERY PROCEDURE. If a Holder desires to tender Notes pursuant to the Offers and thereby deliver Consents in respect of such Notes and
(a) certificates representing such Notes are not immediately available,
(b) time will not permit such Holder's Consent and Letter of Transmittal, certificates representing such Notes and/or all other required documents to reach the Depositary on or prior to the Expiration Date or (c) the procedures for book-entry transfer (including delivery of an Agent's Message of such Notes) cannot be completed on or prior to the Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date (but no Consent with respect to such Notes will be deemed to have been delivered) if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Carrier1 herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by Carrier1, is received by the Depositary on or prior to the Expiration Date as provided below; and

   (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), together with a Consent and Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal and, if applicable, a properly transmitted Agent's Message, are received by the Depositary within two business days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY CARRIER1 BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURE. THE PURCHASE PRICE FOR, AND ACCRUED AND UNPAID INTEREST THROUGH DECEMBER 5, 2001 ON, NOTES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE WILL BE THE SAME AS FOR NOTES DELIVERED TO THE DEPOSITARY ON OR PRIOR TO THE EXPIRATION DATE, EVEN IF THE NOTES TO BE DELIVERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE ARE NOT SO DELIVERED TO THE DEPOSITARY, AND THEREFORE PAYMENT BY THE DEPOSITARY ON ACCOUNT OF SUCH NOTES IS NOT MADE, UNTIL AFTER THE PAYMENT DATE.

    HOLDERS SHOULD BE AWARE THAT TENDERING NOTES USING THE GUARANTEED DELIVERY PROCEDURE WILL NOT CONSTITUTE THE DELIVERY OF CONSENTS IN RESPECT OF SUCH NOTES.

    Notwithstanding any other provision hereof, payment of the Purchase Price and the accrued and unpaid interest for Notes tendered and accepted for purchase pursuant to the Offers will, in all cases, be made only after receipt by the Depositary of the tendered Notes (or Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), and a Consent and Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal, and, if applicable, a properly transmitted Agent's Message.

    BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. To prevent backup U.S. federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal or other appropriate documentation. See "Certain U.S. Federal Income Tax Considerations".

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notes tendered pursuant to any of the procedures described above will be determined by Carrier1 in Carrier1's sole discretion (whose determination shall be final and binding). Carrier1 expressly reserves the absolute right, in its sole discretion, subject to applicable law, to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance for purchase of, or payment for, such Notes may, in the opinion of Carrier1's counsel, be unlawful. Carrier1 also reserves the absolute right, in its sole discretion, subject to applicable law, to waive or amend the General Conditions or to waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Carrier1's interpretation of the terms and conditions of the Offers (including the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of Carrier1, the Depositary, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If Carrier1 waives its right to reject a defective tender of Notes, the Holder will be entitled to the Purchase Price and accrued and unpaid interest through December 5, 2001.

WITHDRAWAL OF TENDERS

    Tenders of Notes can be withdrawn on or prior to the Expiration Date in compliance with the procedures described herein. A valid withdrawal of tendered Notes on or prior to the Expiration Date will constitute the concurrent valid revocation of the withdrawing Holder's related Consent. A Holder cannot revoke its Consent without also withdrawing the tender of its Notes. Such withdrawal and revocation may not be made following the Expiration Date.

    In the event of a termination of the Offers, the Notes tendered pursuant to the Offers will be promptly returned to the tendering Holder, the Consents will be deemed revoked and the Supplemental Indentures will not become operative. If the Offers are amended on or prior to the Expiration Date in a manner determined by Carrier1, in its sole discretion, to constitute a material adverse change to the Holders, Carrier1 promptly will disclose such amendment and, if necessary, extend the Offers for a period deemed by Carrier1 to be adequate to permit Holders of the Notes to withdraw their Notes. In addition, Carrier1 may, if it deems appropriate, extend the Offers for any other reason. If Carrier1 makes a material change in the terms of the Offers or the information concerning them, Carrier1 will disseminate additional materials and extend the Offers to the extent required by law. If the Purchase Price is increased or decreased or the amount of accrued and unpaid interest is increased or decreased or the principal amount of Notes subject to the Offers is decreased, the Offers will remain open at least ten business days from the date Carrier1 first gives notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, Carrier1 may, if it deems appropriate, extend the Offers for any other reason.

    For a withdrawal of tendered Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the Expiration Date at its addresses set forth on the back cover of this Statement. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iii) either be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not yet effected.

    Any permitted withdrawal of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offers; provided, however, that withdrawn Notes may be re-tendered by again following one of the appropriate procedures described herein at any time on or prior to the Expiration Date.

    If Carrier1 extends the Offers or is delayed in its acceptance for purchase of Notes or is unable to purchase Notes pursuant to the Offers for any reason, then, without prejudice to Carrier1's rights hereunder, tendered Notes may be retained by the Depositary on behalf of Carrier1 and may not be withdrawn (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this section.

    The Agreed Holders have agreed not to withdraw tenders of Notes made in accordance with the Tender and Consent Agreement.

    ALL QUESTIONS AS TO THE VALIDITY, FORM AND ELIGIBILITY OF NOTICES OF WITHDRAWAL (INCLUDING TIME OF RECEIPT) OF NOTES WILL BE DETERMINED BY CARRIER1, IN ITS SOLE DISCRETION (WHOSE DETERMINATION SHALL BE FINAL AND BINDING). NONE OF CARRIER1, THE DEPOSITARY, THE INFORMATION AGENT, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OF NOTES OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

CONDITIONS TO THE OFFERS

    Notwithstanding any other provisions of the Offers and in addition to (and not in limitation of) Carrier1's rights to extend and/or amend the Offers, Carrier1 shall not be required to accept for purchase, purchase or pay for, and may delay the acceptance for purchase of, or payment for, any tendered Notes, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate the Offers, if any of the Minimum Tender Condition, the Supplemental Indenture Condition, the Deed

Condition, the Independent Director Condition or the General Conditions (as defined herein) shall not have been satisfied or (in the case of the General Conditions) waived. The Company may not waive the Minimum Tender Condition, the Supplemental Indenture Condition, the Deed Condition or the Independent Director Condition. The Minimum Tender Condition will have been satisfied if a majority in aggregate principal amount of each of the Euro Notes and Dollar Notes have been tendered (and not withdrawn) on or prior to the Expiration Date. The Independent Director Condition will have been satisfied if, on the Expiration Date, the composition of the Board is such that there are three or fewer directors on the Board who are not Independent Directors. Each of the Supplemental Indenture Condition and the Deed Condition will have been satisfied if the Supplemental Indentures and the Deed, respectively, have been executed.

    The General Conditions (numbers one (1) through six (6), as described below, the "General Conditions") will have been satisfied if each of the following conditions will have been satisfied:

(1) Carrier1 after consultation with appropriate advisors or otherwise shall not have determined that the acceptance for purchase of, or payment for, some or all of the Euro Notes or Dollar Notes under the Offers would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, stock exchange listing rule, executive order, decree, or judgment of any court, or terms of any contract or agreement, to which Carrier1 or any of its subsidiaries or affiliates may be bound or subject;

(2) the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred;

(3) there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Stock Market, the Neuer Markt or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or Luxembourg, (iii) a material change in United States currency exchange rates or a general suspension of or material limitation on the markets therefor, (iv) any limitation (whether or not mandatory) by any U.S. federal, state or other governmental authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, (v) any adverse change in the price of the Notes or in the United States or European securities or financial markets, (vi) a material impairment in the trading market for debt securities or (vii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof;

(4) there shall not be instituted, pending, or threatened any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in Carrier1's judgment, could (i) prohibit or impose any material limitations on Carrier1's ownership or operation (or that of their respective subsidiaries or affiliates) of all or a material portion of its business or assets, (ii) make the acceptance for purchase of, or payment for, some or all of the Euro Notes or Dollar Notes, as the case may be, pursuant to the Offers illegal, or result in a material delay in or otherwise affect the ability of Carrier1 to accept for purchase or pay for some or all of the Notes or (iii) have an adverse effect on the contemplated benefits of the Offers to Carrier1;

(5) there shall not be any change or changes that have occurred or are threatened in the business, financial condition, assets, income, operations, prospects, policies, or debt or stock ownership of Carrier1 or its subsidiaries that, in Carrier1's sole judgment, is or could be material to Carrier1 or its subsidiaries or affiliates or otherwise make it inadvisable to proceed with the purchase of the Euro Notes or Dollar Notes pursuant to the Offers; and

(6) a tender or exchange offer with respect to some or all of the Shares, or a merger or acquisition proposal for Carrier1, shall not have been proposed, announced or made by another person or shall not have been publicly disclosed, and Carrier1 shall not have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares, except insofar as such transaction is contemplated by the Offers.

    The foregoing General Conditions are for the sole benefit of Carrier1 and may be asserted by Carrier1 in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by Carrier1) and may be waived by Carrier1, in whole or in part, at any time and from time to time, in the sole discretion of Carrier1 and to the extent permitted by law, whether any other condition of the Offers is also waived. The failure by Carrier1 at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

SOURCE AND AMOUNT OF FUNDS

    Assuming that Carrier1's registrar or its equivalent reports that there are 42,883,039 Shares outstanding on the business day preceding the Expiration Date and assuming an FX Rate of 0.909918, if 100% of the Notes are tendered and accepted for purchases, then the aggregate cash portion of the Purchase Price will be approximately US$43.3 million. In addition, each tendering Holder whose Notes are accepted for purchase will receive accrued and unpaid interest on its Notes through December 5, 2001. The aggregate amount of such interest, assuming an FX Rate of 0.909918, is approximately US$9.6 million.

THE INFORMATION AGENT AND THE DEPOSITARY

    D. F. King has been appointed Information Agent for the Offers. Questions and requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of this Statement. Holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

    JPMorgan Chase Bank has been appointed as Depositary for the Offers. Consents and Letters of Transmittal and all correspondence in connection with the Offers should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses and facsimile numbers set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the addresses and telephone numbers set forth on the back cover of this Statement.

    Carrier1 will pay the Information Agent, the Trustee and the Depositary reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. Carrier1 will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related materials to the beneficial owners of Notes. Under no circumstances will Carrier1 or its affiliates pay or give any commission or other remuneration, directly or indirectly, for soliciting the exchange of Notes for Shares contemplated by the Offers.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of the principal United States federal income tax consequences to a Holder of (i) the Offers and (ii) the ownership and disposition of the Shares received in the Offers. This summary is based upon current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable United States Treasury regulations promulgated thereunder, judicial authority and current Internal Revenue Service ("IRS") rulings and practice, all of which are subject to change, possibly on a retroactive basis. The tax treatment of a Holder of Notes may vary depending upon such Holder's particular situation, and certain Holders (including insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, 10% or greater shareholders of Carrier1, nonresident aliens, foreign corporations, foreign partnerships or foreign estates or trusts) might be subject to special rules not discussed below. This discussion assumes that Notes are held as capital assets and is directed to Holders who are United States persons that have the U.S. dollar as their functional currency for United States federal income tax purposes. As used in this section, "Certain U.S. Federal Income Tax Considerations", a "Holder" means a beneficial owner of a Note that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

    NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO FOREIGN, STATE OR LOCAL TAX LAWS OR ESTATE AND GIFT TAX CONSIDERATIONS. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES OF TENDERING THE NOTES PURSUANT TO THE OFFERS OR RETAINING THE NOTES, ESPECIALLY IN LIGHT OF THE HOLDER'S PARTICULAR TAX ELECTIONS AND OTHER PARTICULAR CIRCUMSTANCES.

    This summary is based in part on certain United States Treasury regulations addressing the United States federal income tax treatment of modifications of debt instruments (the "Regulations"). No assurances can be given that the treatment described herein of the Proposed Amendments or the cash and Share payments pursuant to the Offers will be accepted by the IRS or, if challenged, by a court.

THE OFFERS

    DOLLAR NOTES. A Holder will recognize interest income with respect to payments of accrued interest on the Dollar Notes, provided the Holder did not previously include such interest income.

    A Holder whose Dollar Notes are exchanged pursuant to the Offers will not recognize loss on the exchange, but may recognize gain up to the amount of cash received in the exchange that is not related to interest, to the extent that the fair market value of the Shares plus cash not used to pay accrued interest exceeds the Holder's adjusted tax basis of the Dollar Notes exchanged. A Holder will receive a tax basis in the Shares equal to the Holder's adjusted tax basis in the Dollar Notes exchanged for the Shares less the excess of the amount of cash received in the exchange over any gain recognized in the exchange. The Holder's holding period for the Shares will include the period that the Holder held the Dollar Notes.

    Any gain or loss recognized by a Holder will be long-term capital gain or loss if the Holder has held the Notes as capital assets for more than one year. However, under the market discount rules, any gain recognized by a Holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income.

    EURO NOTES. A Holder will recognize interest income with respect to payments of accrued interest on the Euro Notes, provided the Holder did not previously include such interest income. A Holder that previously included accrued interest in income may recognize exchange gain or loss with respect to the payment of such interest based upon the Holder's method of translating accrued interest.

    Subject to the discussion below regarding exchange gain or loss, a Holder whose Euro Notes are exchanged pursuant to the Offers will not recognize loss on the exchange, but may recognize gain up to the amount of cash received in the exchange that is not related to interest, to the extent that the fair market value of the Shares plus cash not used to pay accrued interest exceeds the Holder's adjusted tax basis of the Euro Notes exchanged. A Holder will receive a tax basis in the Shares equal to the Holder's adjusted tax basis in the Euro Notes exchanged for the Shares less the excess of the amount of cash received in the exchange over any gain recognized in the exchange. The Holder's holding period for the Shares will include the period that the Holder held the Euro Notes.

    Any gain or loss recognized by a Holder will be long-term capital gain or loss if the Holder has held the Notes as capital assets for more than one year. However, under the market discount rules, any gain recognized by a Holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income.

    A Holder generally will recognize foreign currency gain or loss on the principal amount of the Euro Note equal to the difference between (i) the U.S. dollar value of the Holder's purchase price for the Euro Note at the spot rate on the date of sale and (ii) the U.S. dollar value of the Holder's purchase price for the Euro Note at the spot rate on the date the Holder acquired the Euro Note. This foreign currency gain or loss will be taxable as U.S. source ordinary income or loss, and will be recognized regardless of otherwise applicable nonrecognition provisions in respect of the exchange (such as the provisions relating to recapitalizations in general), but only to the extent of the total gain or loss realized on the exchange.

DEEMED CONSENT PAYMENTS

    It is possible that the IRS could assert that part of the consideration paid for the Notes constitutes a deemed fee for consenting to the Proposed Amendments. If the IRS were to make such an assertion successfully, the deemed fee would be taxable as ordinary income to the Holder.

RETENTION OF NOTES; ADOPTION OF PROPOSED AMENDMENTS

    Under the Regulations, the modification of a debt instrument is a "significant" modification which will create a deemed exchange if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is "economically significant." The Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

    Carrier1 believes that the adoption of the Proposed Amendments should not cause a significant modification of the Notes under the Regulations and therefore should not result in a deemed exchange of the Notes for U.S. federal income tax purposes. If, notwithstanding the foregoing, the adoption of the Proposed Amendments were to cause a deemed exchange to occur, such a deemed exchange could cause Notes deemed to be reissued to bear original issue discount. Holders are urged to consult with their own tax advisors concerning the possibility that the adoption of the Proposed Amendments could constitute a deemed exchange.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to the payment of the gross proceeds of the Offers to the Holders of Notes. Federal income tax law requires that a Holder whose tendered Notes are accepted for purchase must provide the Depositary (as payor) with such Holder's correct taxpayer identification number ("TIN") which, in the case of a Holder who is an individual, is his or her social security number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt Holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and information reporting requirements.

    If the Depositary is not provided with the correct TIN or an adequate basis for exemption, the Holder may be subject to a 30% backup withholding tax imposed on the gross proceeds of the Offers. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

    To prevent backup withholding, each tendering Holder must complete the Substitute Form W-9 provided in the Consent and Letter of Transmittal and either
(i) provide the Holder's correct TIN and certain other information under penalties of perjury or (ii) provide an adequate basis for exemption.

SHARES

    GENERAL. A Holder receiving a distribution on Shares generally will be required to include such distribution in gross income as a taxable dividend to the extent such distribution is paid from the current or accumulated earnings and profits of Carrier1 as determined under U.S. federal income tax principles. Distributions in excess of the earnings and profits of Carrier1 generally will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital to the extent of the Holder's basis in the Shares and then as gain from the sale or exchange of a capital asset, provided that the Shares constitutes a capital asset in the hands of the Holder. Dividends received on the Shares by U.S. corporate shareholders will not be eligible for the corporate dividends received deduction.

    A Holder will be entitled to claim a foreign tax credit with respect to income received from Carrier1 only for foreign taxes (such as withholding taxes), if any, imposed on dividends paid to such Holder, and not for taxes, if any, imposed on Carrier1 or on any entity in which Carrier1 has made an investment. For so long as Carrier1 is a "United States-owned foreign corporation," distributions with respect to the Shares that are taxable as dividends generally will be treated as foreign source passive income (or, for Holders that are "financial service entities" as defined in the Treasury Regulations, financial service income) or U.S. source income for U.S. foreign tax credit purposes, in proportion to the earnings and profits of Carrier1 in the year of such distribution allocable to foreign and U.S. sources, respectively. For this purpose, Carrier1 will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of Carrier1 is owned, directly, or indirectly, by "United States persons." The rules relating to foreign tax credits are extremely complex, and Holders should consult their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit to their particular situation.

    With certain exceptions, gain or loss on the sale or exchange of Shares will be treated as U.S. source capital gain or loss (if such Shares is held as a capital asset). Such capital gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one year at the time of the sale or exchange.

    Various provisions contained in the Code impose special taxes in certain circumstances on U.S. or foreign corporations and their stockholders. The following is a summary of certain provisions which could have an adverse impact on Carrier1 and the Holders.

    PERSONAL HOLDING COMPANY. A corporation that is a personal holding company ("PHC") is subject to an additional tax (at a floating rate; currently 39.1%) on its undistributed personal holding company income (generally, U.S. taxable income with certain adjustments, reduced by distributions to shareholders). A corporation which is neither a foreign personal holding company nor a passive foreign investment company (each of which is discussed below) generally is a PHC if (i) more than 50% of the stock of which measured by value is owned, directly or indirectly (taking into account certain ownership attribution rules), by five or fewer individuals (without regard to their citizenship or residence) and (ii) which receives 60% or more of gross income, as specifically adjusted, from certain passive sources. For purposes of this gross income test, a foreign corporation generally only includes taxable income derived from U.S. sources or income that is effectively connected with a U.S. trade or business.

    More than 50% of the outstanding shares of Carrier1, by value, may be currently treated as owned (through attribution) by five or fewer individuals. Carrier1 anticipates, however, that neither it nor its foreign subsidiaries should be classified as a PHC. In addition, since it is anticipated that Carrier1's U.S. subsidiaries will derive most or all of their income from non-passive sources, Carrier1 further believes that none of such subsidiaries will satisfy the foregoing income test and, thus, will not be classified as a PHC. While Carrier1 currently believes that neither it nor any of its subsidiaries would be classified as a PHC, it is possible that Carrier1 or one or more of its subsidiaries would meet the foregoing income test and would qualify as a PHC for that year. Carrier1 intends to manage its affairs and the affairs of its subsidiaries so as to attempt to avoid or minimize the imposition of the personal holding company tax, to the extent consistent with its other business goals.

    FOREIGN PERSONAL HOLDING COMPANY. In general, if Carrier1 or any of its foreign corporate subsidiaries were to be classified as a foreign personal holding company ("FPHC"), the undistributed foreign personal holding company income (generally, taxable income with certain adjustments) of Carrier1 or such subsidiary would be imputed to all of the Holders who were deemed to hold Carrier1's stock or the stock of such subsidiary on the last day of its taxable year. Such income would be taxable to such persons as a dividend, even if no cash dividend were actually paid. Holders who dispose of their Shares prior to such date generally would not be subject to tax under these rules. If Carrier1 were treated as an FPHC, Holders who acquire Shares from decedents would, in certain circumstances, be denied the step-up of the income tax basis for such Shares to fair market value at the date of death which would otherwise have been available and instead would have a tax basis equal to the lower of the fair market value or the decedent's basis.

    A foreign corporation will be classified as an FPHC if (i) five or fewer individuals, who are U.S. citizens or residents, directly or indirectly (taking into account certain ownership attribution rules), own more than 50% of the corporation's stock (measured either by voting power or value) (the "stockholder test") and (ii) the corporation receives at least 60% of its gross income (regardless of source), as specifically adjusted, from certain passive sources (the "income test"). After a corporation becomes an FPHC, the income test percentage for each subsequent taxable year is reduced to 50%.

    Five or fewer individuals who are U.S. citizens or residents currently may be treated as owning (through attribution) a beneficial interest of more than 50% of the voting power of the outstanding Shares of Carrier1 and its foreign corporate subsidiaries for purposes of the FPHC rules, and Carrier1 accordingly believes that the stockholder test may be met on a going forward basis. Carrier1 believes, however, that neither Carrier1 nor its foreign corporate subsidiaries, should be classified as a FPHC because Carrier1 and each of the subsidiaries should not satisfy the foregoing income test.

    While Carrier1 currently believes that neither it nor any of its foreign corporate subsidiaries would be classified as an FPHC, it is possible that Carrier1 or one or more of such subsidiaries would meet the foregoing income test in a given taxable year and would qualify as a FPHC for that year. If Carrier1 concludes that it or any of its foreign corporate subsidiaries would be classified as an FPHC for any profitable taxable year, Carrier1 intends to manage its affairs and the affairs of the subsidiaries so as to attempt to avoid or minimize having income imputed to the U.S. shareholders under these rules, to the extent such management of its affairs is consistent with its other business goals.

    PASSIVE FOREIGN INVESTMENT COMPANY. In general, a foreign corporation is a "passive foreign investment company" ("PFIC") if either (i) 75% or more of its gross income constitutes "passive income" or (ii) 50% or more of the average value of its assets produce passive income or are held for the production of passive income. Carrier1 intends to manage its affairs and the affairs of its subsidiaries so as to attempt to avoid or minimize the chances that Carrier1 will be classified as a PFIC, to the extent consistent with its other business goals.

    If Shares held by a Holder were treated as shares of a PFIC, such Holder would be subject to a special tax and an interest charge at the time of the disposition of such Shares. The special tax is computed by assuming that the gain, if any, with respect to the Shares was earned in equal portions throughout the holder's period of ownership. The portion allocable to each year prior to the year of the disposition is taxed as ordinary income at the maximum marginal tax rate applicable for each such period. The interest charge is imposed on the amount of the special tax in each such prior year that is deemed to arise from the allocation of the gain to such prior year and is charged at the applicable rates imposed on underpayments of U.S. federal income tax for the period commencing on the due date of the tax return for each prior period and ending on the due date of the tax return for the year of the gain. These rules would also apply to the receipt of an "excess distribution" with respect to shares of Shares. In general, a shareholder of a PFIC is treated as having received an excess distribution to the extent that the amount of the distribution is more than 125% of the average annual distributions with respect to its shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares).

    If Carrier1 were a PFIC, Holders who acquire Shares from the decedents could be denied the step-up of the income tax basis for such Shares or warrants which would otherwise have been available.

    Under certain circumstances, a shareholder of a PFIC may elect to treat a PFIC as a "qualified electing fund" (a "QEF"), in which case the electing shareholder would generally not be subject to the special tax rules discussed above. Instead, the electing shareholder would include in its income each year its pro rata share of the PFIC's ordinary earnings and net capital gain, whether or not distributed. If Carrier1 determines that it is a PFIC, Carrier1 will provide the requisite information to a shareholder upon reasonable request of such shareholder to enable such shareholder to make the "QEF" election if the shareholder so desires.

    Holders should consult their own tax advisers as to the effect of the PFIC rules (including the proposed regulations and the deemed sale election discussed above) on the ownership, sale or other disposition of the Shares.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to dividends on the Shares and the proceeds of sales of the Shares in respect of Holders other than certain exempt persons (such as corporations). A backup withholding tax will apply to such payments if the Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the Holder fails to report income and the IRS notifies the payor of such under-reporting.

    Any amounts withheld under the backup withholding rules will be allocated as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

                     CERTAIN LUXEMBOURG TAX CONSIDERATIONS

    The following discussion is for general information only. Each holder is strongly urged to consult with its own tax consultants to determine possible Luxembourg tax consequences of a purchase of Shares.

    The following summary outlines certain Luxembourg tax consequences to persons who are non-residents of Luxembourg and who do not have a permanent establishment in Luxembourg ("Non-Resident Holders") with respect to the ownership and disposition of Shares. It does not examine tax consequences to residents or to some extent, former residents.

    Non-Resident Holders of Shares are not liable for Luxembourg tax on capital gains on any such Shares; provided, however, that if they hold more than 10% of the share capital of Carrier1, they are subject to tax on capital gains on the disposal of Shares held for not more than six months. Such tax may be reduced or eliminated pursuant to tax treaties to which Luxembourg is a party.

    Dividends paid on Shares to Non-Resident Holders are subject to a withholding tax of 20%. Under certain circumstances, European Union Non-Resident Holders may benefit from an exemption of withholding tax. Reductions of the withholding rate may also be provided by tax treaties. In the case of the current tax treaty between Luxembourg and the United States, the withholding tax is reduced to 15% or less, provided that the holder is entitled to claim treaty benefits.

    No inheritance tax is payable by a Non-Resident Holder of Shares except if the deceased holder was a resident of Luxembourg at the time of death.

    The issuance of Shares will result in the levy of a capital duty payable by Carrier1 of 1% of the higher of the fair market value of the contribution in kind or the nominal value of the Shares issued. See "Purpose of the Offers".

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

    Carrier1 is a SOCIETE ANONYME organized under the laws of the Grand Duchy of Luxembourg. Carrier1 is a holding company that conducts its operations primarily through other European companies. In addition, certain members of the Board and substantially all its executive officers are residents of countries other than the United States. A substantial portion of Carrier1's assets and the assets of such non-resident persons are located outside the United States. As a result, it may not be possible to:

    - effect service of process within the United States upon Carrier1 or such persons; or

    - enforce against Carrier1 or such persons in U.S. courts judgements obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.

    There is doubt as to whether the courts of Luxembourg would recognize jurisdiction of the U.S. courts in respect of judgments obtained in U.S. courts in actions against Carrier1 or such directors and officers and as to whether Luxembourg courts would enforce judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal or state securities laws. There is also doubt as to whether Luxembourg courts would admit original actions brought under the U.S. securities laws. In addition, certain remedies available under the U.S. federal or state laws may not be admitted or enforced by Luxembourg courts on the basis of being contrary to Luxembourg's public policy. There can be no assurance that investors will be able to enforce any judgment against Carrier1, members of the board or Carrier1's executive officers, including any such judgment under the U.S. securities laws.

Any questions or requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses listed below. A Holder may also contact such Holder's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offers.

                    THE INFORMATION AGENT FOR THE OFFERS IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                                     U.S.A.
                           Attention: Edward McCarthy
           Call Toll-Free in the U.S.: (800) 488-8035 (U.S. only) or
                        outside the U.S.: (212) 493-6952
                                       or
                            D.F. KING (EUROPE) LTD.
                            2 London Wall Buildings
                      London Wall, London EC2M 5PP England
                                      U.K.
                          Attention: Franklin Stephens
                               (44) 20 7920 9700

                            ------------------------

                       THE DEPOSITARY FOR THE OFFERS IS:

                              JPMORGAN CHASE BANK

                            ------------------------

                              JPMorgan Chase Bank
                     Institutional Trust Services Operation
                                    Room 234
                                55 Water Street
                            New York, New York 10041
                                     U.S.A.
                            Attention: Victor Matis
                                   FACSIMILE:
                                 (212) 638-7375
                                   TELEPHONE:
                                 (212) 638-0459
           After 5:00 p.m. New York City time on the Expiration Date,
                            Attention: William Potes
                                   FACSIMILE:
                                 (212) 946-8172

                                       or

                              JPMorgan Chase Bank
                                 Trinity Tower
                              9 Thomas More Street
                                 London E1W 1YT
                                      U.K.
                            Attention: Andrew Dellow
                                   FACSIMILE:
                               (44) 20 7777 5410
                                   TELEPHONE:
                               (44) 20 7777 2358